EXHIBIT 10.8 (a)

MASTER LOAN AND SECURITY AGREEMENT

Dated as of October 21, 2004

AAMES CAPITAL CORPORATION

as a Borrower

AAMES FUNDING CORPORATION

as a Borrower

and

MORGAN STANLEY BANK

as Lender

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5.02	Initial and Subsequent Loans	25

SECTION 6.	REPRESENTATIONS AND WARRANTIES	27

6.01	Legal Name	27
6.02	Existence	27
6.03	Financial Condition	27
6.04	Litigation	27
6.05	No Breach	28
6.06	Action	28
6.07	Approvals	28
6.08	Margin Regulations	28
6.09	Taxes	28
6.10	Investment Company Act	28
6.11	Collateral; Collateral Security.	29
6.12	Chief Executive Office/Jurisdiction of Organization	29
6.13	Location of Books and Records	29
6.14	True and Complete Disclosure	29
6.15	Tangible Net Worth	30
6.16	ERISA	30
6.17	Capitalization	30
6.18	Hedges	30
6.19	Regulatory Status	30

SECTION 7.	COVENANTS OF THE BORROWERS	30

7.01	Financial Statements	30
7.02	Litigation	32
7.03	Existence, etc.	33
7.04	Prohibition of Fundamental Changes	33
7.05	Borrowing Base Deficiency	33
7.06	Notices	33
7.07	Hedging	34
7.08	Reports	34
7.09	Underwriting Guidelines	34
7.10	Transactions with Affiliates	35
7.11	Limitation on Liens	35
7.12	Limitation on Guarantees	35
7.13	Limitation on Distributions	35
7.14	Maintenance of Tangible Net Worth	35
7.15	Maintenance of Ratio of Total Indebtedness to Tangible Net Worth	35
7.16	Servicer; Servicing Tape	36
7.17	Committed Warehouse Facilities	36
7.18	Required Filings	36
7.19	No Adverse Selection	36
7.20	Remittance of Prepayments	36

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SECTION 8.	EVENTS OF DEFAULT	36

SECTION 9.	REMEDIES UPON DEFAULT.	39

SECTION 10.	NO DUTY OF LENDER	39

SECTION 11.	MISCELLANEOUS.	39

11.01	Waiver	39
11.02	Notices	39
11.03	Indemnification and Expenses.	40
11.04	Amendments	41
11.05	Assignments and Participations.	41
11.06	Successors and Assigns	42
11.07	Survival	42
11.08	Captions	42
11.09	Counterparts	42
11.10	Loan Agreement Constitutes Security Agreement; Governing Law	42
11.11	Submission To Jurisdiction; Waivers	42
11.12	WAIVER OF JURY TRIAL	43
11.13	Acknowledgments	43
11.14	Hypothecation or Pledge of Loans	43
11.15	Servicing.	44
11.16	Periodic Due Diligence Review	45
11.17	Set-Off	45
11.18	Intent	45
11.19	Joint and Several Liability	46
11.20	Treatment of Certain Information	46
11.21	Replacement by Repurchase Agreement	46

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SCHEDULES

Schedule 1	Representations and Warranties re: Mortgage Loans
Schedule 2	Filing Jurisdictions and Offices
Schedule 3	Capitalization
Schedule 4	Servicing Fields
Schedule 5	Trade Names

EXHIBITS

Exhibit A	Form of Promissory Note
Exhibit B	Custodial Agreement
Exhibit C	Form of Opinion of Counsel to Borrowers
Exhibit D	Form of Request for Borrowing
Exhibit E-1	Form of Borrower’s Release Letter
Exhibit E-2	Form of Warehouse Lender’s Release Letter
Exhibit F	Underwriting Guidelines
Exhibit G	Form of Servicer Notice
Exhibit H	Form of Assignment and Acceptance
Exhibit I	Form of Notice of Prepayment

-iv-

MASTER LOAN AND SECURITY AGREEMENT

MASTER LOAN AND SECURITY AGREEMENT, dated as of October 21, 2004, among AAMES CAPITAL CORPORATION, a California corporation (“Aames Capital”), AAMES FUNDING CORPORATION, a California corporation (“Aames Funding” together with Aames Capital, each a “Borrower”, collectively the “Borrowers”), and MORGAN STANLEY BANK (the “Lender”).

RECITALS

The Borrowers have requested that the Lender from time to time make revolving credit loans to them to finance certain residential mortgage loans owned by the Borrowers, and the Lender is prepared to make such loans upon the terms and conditions hereof. Each Borrower is engaged in a business that is complimentary to the business of the other Borrower. Each Borrower will directly benefit from each extension of credit to the other Borrower, and the proceeds of each loan will inure to the benefit of each Borrower.

Accordingly, the parties hereto agree as follows:

Section 1. Definitions and Accounting Matters.

1.01 Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Loan Agreement in the singular to have the same meanings when used in the plural and vice versa):

“Aames Capital” shall have the meaning provided in the heading hereto.

“Accepted Servicing Practices” shall mean, with respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loans in the jurisdiction where the related Mortgaged Property is located.

“Affiliate” shall mean with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

“Applicable Collateral Percentage” shall mean, with respect to each Eligible Mortgage Loan, the applicable collateral percentage set forth in the chart below opposite the applicable type of Mortgage Loan:

Type of Mortgage Loan	Applicable Collateral Percentage
First Lien Loan that is a Performing Loan	97%
Second Lien Loan that is a Performing Loan	97%
First Lien Loan or Second Lien Loan that is a Class A Defaulted Loan	80%
First Lien Loan or Second Lien Loan that is a Class B Defaulted Loan	75%
First Lien Loan or Second Lien Loan that is a Class C Defaulted Loan, prior to receipt by the Lender of a BPO for such Class C Defaulted Loan	50%
First Lien Loan or Second Lien Loan that is a Class C Defaulted Loan, after receipt by the Lender of a BPO for such Class C Defaulted Loan	65%
Kick-Out Mortgage Loans	90%

“Applicable Margin” shall mean the sum of the weighted average of the applicable rates per annum for each product type of Eligible Mortgage Loan for each day that Loans shall be secured by such Eligible Mortgage Loans, determined by multiplying (a) for each product type set forth in the table below, a fraction equal to the Collateral Value of all Eligible Mortgage Loans of such product type divided by the Collateral Value of all Eligible Mortgage Loans, times (b) for each product type set forth in the following table below, the percentage set forth below opposite such product type:

Product Type	Applicable Margin
First Lien Loan that is a Performing Loan	0.85%
Second Lien Loan that is a Performing Loan	0.85%
First Lien Loan or Second Lien Loan that is a Class A Defaulted Loan	1.20%
First Lien Loan or Second Lien Loan that is a Class B Defaulted Loan	1.20%
First Lien Loan or Second Lien Loan that is a Class C Defaulted Loan	1.50%

“Assignment and Acceptance” shall have the meaning set forth in Section 11.05(a) hereof.

“Assignment of Mortgage” means, with respect to any mortgage, an assignment of the mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related mortgaged property is located to reflect the assignment and pledge of the mortgage.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Borrower” and “Borrowers” shall have the meaning provided in the introductory paragraph hereof.

“Borrowing Base” shall mean the aggregate Collateral Value of all Eligible Mortgage Loans; provided, that the following limitations shall apply:

(i) the aggregate Collateral Value included in the Borrowing Base at any time of Second Lien Loans that are Performing Loans shall not exceed $50,000,000;

(ii) the aggregate Collateral Value included in the Borrowing Base at any time of First Lien Loans or Second Lien Loans that are Class A Defaulted Loans shall not exceed $10,000,000;

(iii) the aggregate Collateral Value included in the Borrowing Base at any time of First Lien Loans or Second Lien Loans that are Class B Defaulted Loans shall not exceed $10,000,000;

(iv) the aggregate Collateral Value included in the Borrowing Base at any time of First Lien Loans or Second Lien Loans that are Class C Defaulted Loans shall not exceed $10,000,000;

(v) the aggregate Collateral Value included in the Borrowing Base at any time of Non-Owner Occupied Mortgage Loans shall not exceed $20,000,000;

(vi) the aggregate Collateral Value included in the Borrowing Base at any time of Mortgage Loans which have an LTV greater than 90% shall not exceed 10% of the outstanding principal balance of the Loan; and

(vii) the Collateral Value shall be deemed to be zero with respect to each Mortgage Loan:

(1) in respect of which there is a breach of a representation and warranty set forth on Schedule 1 (assuming each representation and warranty is made as of the date the Borrowing Base is determined);

(2) except with respect to Kick-Out Mortgage Loans, which remains pledged to the Lender hereunder later than 150 days after the date on which it is first included in the Collateral;

(3) in respect of a Kick-Out Mortgage Loan, which remains pledged to the Lender hereunder later than ninety (90) days after the date on which such Mortgage Loan is first included in the Collateral (without regard to whether such Loan was identified as a Kick-Out Mortgage Loan on the date on which such Mortgage Loan was first included in the Collateral);

(4) which has been released from the possession of the Custodian under the Custodial Agreement to a Borrower for a period in excess of fourteen (14) days;

(5) which is a Kick-Out Mortgage Loan that has been rejected for purchase by any buyer of mortgage loans more than once or by more than one buyer of mortgage loans;

(6) which exceed the limitations on Collateral Value set forth in (i) through (vi) above;

(7) which is a Class C Defaulted Loan for which a BPO is unable to be obtained following reasonable efforts to obtain the same, determined in the sole discretion of the Lender; or

(8) which was previously pledged to secure any MSMCI Loan.

“Borrowing Base Deficiency” shall have the meaning provided in Section 2.06 hereof.

“BPO” shall mean a broker’s price opinion relating to the Mortgaged Property securing an Eligible Mortgage Loan, in form and substance satisfactory to the Lender in its sole discretion from a broker chosen by the Lender.

“Business Day” shall mean any day other than (i) a Saturday or Sunday or (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York or the Custodian is authorized or obligated by law or executive order to be closed.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all similar ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Loan Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” shall mean (a) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of ninety (90) days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital, surplus and retained earnings in excess of $750,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within ninety (90) days after the day of acquisition, (e) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of ninety (90) days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition, or (g) shares of money market, mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition or (h) available capacity under committed revolving facilities, other than the Lender’s revolving facility.

“Class” shall mean, as to any Defaulted Loan, its status as a Class A Defaulted, Loan, Class B Defaulted Loan or a Class C Defaulted Loan.

“Class A Defaulted Loan” shall mean an Eligible Mortgage Loan for which the related Mortgagor is thirty (30) to fifty-nine (59) days delinquent in scheduled payments of principal and interest as at the end of the preceding calendar month.

“Class B Defaulted Loan” shall mean an Eligible Mortgage Loan for which the related Mortgagor is sixty (60) to eighty-nine (89) days delinquent in scheduled payments of principal and interest as at the end of the preceding calendar month.

“Class C Defaulted Loan” shall mean an Eligible Mortgage Loan for which the related Mortgagor is ninety (90) days or more delinquent in scheduled payments of principal and interest or which is subject to foreclosure proceedings as at the end of the preceding calendar month.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning provided in Section 4.01(b) hereof.

“Collateral Value” shall mean, with respect to each Eligible Mortgage Loan, the lesser of (a) the Applicable Collateral Percentage of the Market Value of such Eligible Mortgage Loan, except in the case of any Class C Defaulted Loan prior to the receipt by the Lender of a BPO relating thereto, in which case the Applicable Collateral Percentage of the outstanding principal balance of such Eligible Mortgage Loan, and (b) 100% of the outstanding principal balance of such Eligible Mortgage Loan.

“Custodial Agreement” shall mean the Custodial Agreement, dated as of October 21, 2004, among the Borrowers, the Custodian and the Lender, attached as Exhibit B hereto, as the same shall be modified and supplemented and in effect from time to time.

“Custodian” shall mean Deutsche Bank National Trust Company, formerly known as Bankers Trust Company, as custodian under the Custodial Agreement, and its successors and permitted assigns thereunder.

“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Defaulted Loan” shall mean a Class A Defaulted Loan, a Class B Defaulted Loan or a Class C Defaulted Loan.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Due Diligence Review” shall mean the performance by the Lender of any or all of the reviews permitted under Section 11.16 hereof with respect to any or all of the Mortgage Loans, as desired by the Lender from time to time.

“Effective Date” shall mean the date upon which the conditions precedent set forth in Section 5.01 shall have been satisfied.

“Eligible Mortgage Loan” shall mean a Mortgage Loan secured by a first mortgage lien or a second mortgage lien on a one-to-four family residential property, as to which the representations and warranties in Section 6.10 and Part I of Schedule 1 hereof are correct; provided that, in no event shall any Eligible Mortgage Loan be a security for purposes of any securities or blue-sky laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which any Borrower is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which any Borrower is a member.

“Eurodollar Rate” shall mean, with respect to each day a Loan is outstanding, the rate per annum equal to the rate appearing at page 5 of the Telerate Screen as one-month LIBOR on such date (and if such date is not a Business Day, the Eurodollar Rate in effect on the Business Day immediately preceding such date) and if such rate shall not be so quoted, the rate per annum at which the Lender is offered Dollar deposits at or about 10:00 A.M., New York City time, on such date by prime banks in the interbank eurodollar market where the eurodollar and foreign currency exchange operations in respect of its Loans are then being conducted for delivery on such day for a period of thirty (30) days and in an amount comparable to the amount of the Loans to be outstanding on such day.

“Event of Default” shall have the meaning provided in Section 8 hereof.

“Federal Funds Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Lender from three federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the letter dated the date hereof among the Borrowers, the Lender and Morgan Stanley Mortgage Capital Inc.

“First Lien Loan” shall mean an Eligible Mortgage Loan for which the related Mortgage constitutes a first priority lien on the related Mortgaged Property.

“Funding Date” shall mean the date on which a Loan is made hereunder.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision, agency or instrumentality thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over any Borrower, any of its Subsidiaries or any of its properties.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance or other obligations in respect of a Mortgaged Property, to the extent required by the Lender. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Indebtedness” shall mean, for any Person without duplication: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days from the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such

Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (g) Indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (i) Indebtedness of general partnerships of which such Person is a general partner.

“Interest Rate Protection Agreement” shall mean, with respect to any or all of the Mortgage Loans, any short sale of US Treasury Securities, or futures contract, or mortgage related security, or Eurodollar futures contract, or options related contract, or interest rate swap, cap or collar agreement or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by any Borrower and an Affiliate of the Lender, and acceptable to the Lender.

“Kick-Out Mortgage Loans” shall mean any Mortgage Loan which has been rejected from purchase by a buyer of mortgage loans for any reason.

“Lender” shall have the meaning provided in the introductory paragraph hereof.

“Leverage Ratio” shall mean, at any time, the ratio of (i) the aggregate principal amount of all Indebtedness of Parent and its respective Subsidiaries at such time which on a consolidated basis, in accordance with GAAP, would be required to be reflected on a consolidated balance sheet of Parent and its respective Subsidiaries as a liability to (ii) the sum of (1) the Tangible Net Worth of Parent and its respective Subsidiaries plus (2) with respect to Parent and its Subsidiaries only, accrued but unpaid dividends on preferred stock at such time.

“Lien” shall mean any mortgage, lien, pledge, charge, security interest or similar encumbrance.

“Loan” shall have the meaning provided in Section 2.01(a) hereof.

“Loan Agreement” shall mean this Master Loan and Security Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Loan Documents” shall mean, collectively, this Loan Agreement, the Note, the Custodial Agreement and the Fee Letter.

“Market Value” shall mean, (a) with respect to any Eligible Mortgage Loan other than a Class C Defaulted Loan, as of any date in respect of such Eligible Mortgage Loan, the price at which such Eligible Mortgage Loan could readily be sold, as determined in good faith by the Lender in its sole discretion, which price may be determined to be zero, and (b) with respect to any Eligible Mortgage Loan that is a Class C Defaulted Loan, the market value thereof determined as follows (the Lender’s determination of Market Value shall, with respect to both clause (a) and (b), in all cases be conclusive upon the parties absent manifest error on the part of the Lender). Promptly following the inclusion of an Eligible Mortgage Loan in the Borrowing

Base as a Class C Defaulted Loan, the Lender shall seek to obtain a BPO for the related Mortgaged Property at the expense of the Borrowers. The Lender shall determine the market value of such Class C Defaulted Loan based upon the net proceeds that the Lender, in its sole discretion exercised in good faith, determines are reasonably likely to be obtained upon a sale of such Mortgaged Property in light of the results of the most recently obtained related BPO and the Lender’s determination of all ancillary and related costs to be paid prior to or in connection with the maintenance and disposition of such Mortgaged Property.

“Material Adverse Effect” shall mean a material adverse effect on (a) the Property, business, operations, financial condition or prospects of any Borrower, (b) the ability of any Borrower to perform its obligations under any of the Loan Documents to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lender under any of the Loan Documents, (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith or (f) the Collateral.

“Maximum Credit” shall mean $350,000,000, provided that the aggregate outstanding principal amount of all Loans made to Aames Capital shall at no time exceed $349,000,000.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean the mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first or second lien on the fee in real property securing the Mortgage Note.

“Mortgage File” shall have the meaning assigned thereto in the Custodial Agreement.

“Mortgage Loan” shall mean a mortgage loan which the Custodian has been instructed to hold for the Lender pursuant to the Custodial Agreement, and which Mortgage Loan includes, without limitation, a (i) Mortgage Note and related Mortgage and (ii) all right, title and interest of the Borrower in and to the Mortgaged property covered by such Mortgage.

“Mortgage Loan Data File” shall mean a computer-readable file containing information with respect to each Mortgage Loan, to be delivered by the Borrowers to the Lender pursuant to Section 2.03(a) hereof which fields are identified on Annex I to the Custodial Agreement.

“Mortgage Loan Documents” shall mean, with respect to a Mortgage Loan, the documents comprising the Mortgage File for such Mortgage Loan.

“Mortgage Loan Schedule” shall have the meaning assigned thereto in the Custodial Agreement.

“Mortgage Loan Schedule and Exception Report” shall mean the mortgage loan schedule and exception report prepared by the Custodian pursuant to the Custodial Agreement.

“Mortgage Note” shall mean the original executed promissory note or other evidence of the indebtedness of a mortgagor/borrower with respect to a Mortgage Loan.

“Mortgaged Property” shall mean the real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagor” shall mean the obligor on a Mortgage Note.

“MS & Co.” shall mean Morgan Stanley & Co. Incorporated, a registered broker-dealer.

“MS Indebtedness” shall mean any indebtedness of the Borrowers hereunder and under any other arrangement between any Borrower on the one hand and the Lender or an Affiliate of the Lender on the other hand.

“MSMCI Loan Agreement” shall mean that certain Second Amended and Restated Master Loan and Security Agreement, dated as of August 29, 2004, among Aames Capital Corporation and Aames Funding Corporation, as the borrowers, and Morgan Stanley Mortgage Capital Inc., as lender, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“MSMCI Loans” shall mean the “Loans” as defined in the MSMCI Loan Agreement.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by any Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Net Income” shall mean, for any period, the net income of Aames Capital for such period as determined in accordance with GAAP.

“1934 Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Non-Owner Occupied Mortgage Loan” shall mean a Mortgage Loan with respect to which the Mortgagor does not occupy the related Mortgaged property, based on the representation made by the Mortgagor at the time of the related Mortgage Loan origination.

“Note” shall mean the promissory note provided for in Section 2.02(a) hereof for Loans and any note delivered in substitution or exchange therefore, in each case as the same shall be amended, supplemented or otherwise modified and in effect from time to time.

“Parent” shall mean Aames Financial Corporation.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Performing Loan” shall mean an Eligible Mortgage Loan for which the related Mortgagor is current or fewer than thirty (30) days delinquent in scheduled payments of principal and interest as at the end of the preceding calendar month.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Plan” shall mean an employee benefit or other plan established or maintained by any Borrower or any ERISA Affiliate and covered by Title IV of ERISA, other than a Multiemployer Plan.

“Post-Default Rate” shall mean, in respect of any principal of any Loan or any other amount under this Loan Agreement, the Note or any other Loan Document that is not paid when due to the Lender (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise, but not including by optional prepayment), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 4% per annum plus the Prime Rate and in no event shall such rate exceed the maximum rate permitted by law.

“Prescribed Laws” shall mean, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act, (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq. and (d) all other Requirements of Law relating to money laundering or terrorism.

“Prime Rate” shall mean the prime rate announced to be in effect from time to time, as published as the average rate in The Wall Street Journal.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Remittance Date” shall have the meaning provided in Section 2.05(b) hereof.

“Reportable Event” shall mean a reportable event as defined in Title IV of ERISA, except actions of general applicability by the Secretary of Labor under Section 110 of ERISA.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law (including, without limitation, Prescribed Laws), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, as to any Person, the chief executive officer, the chief financial officer or Senior Vice President of such Person.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Second Lien Loan” shall mean an Eligible Mortgage Loan for which the related Mortgage constitutes a second priority lien on the related Mortgaged Property.

“Secured Obligations” shall have the meaning provided in Section 4.01(c) hereof.

“Servicer” shall have the meaning provided in Section 11.15(c) hereof.

“Servicer Notice and Agreement” shall have the meaning provided in Section 11.15(c) hereof.

“Servicing Agreement” shall have the meaning provided in Section 11.15(c) hereof.

“Servicing Records” shall have the meaning provided in Section 11.15(b) hereof.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“System” shall mean all hardware or software, or any system consisting of one or more thereof, including, without limitation, any and all enhancements, upgrades, customizations, modifications, maintenance and the like utilized by any Person for the benefit of such Person to perform its obligations and to administer and track, store, process, provide, and where appropriate, insert, true and accurate dates and calculations for dates and spans with respect to the Mortgage Loans.

“Tangible Net Worth” shall mean, with respect to any Person, as of any date of determination, the amounts which would be included under equity on a consolidated balance sheet of such Person and its Subsidiaries at such date in accordance with GAAP, less the consolidated net book value of all assets of such person and its Subsidiaries (to the extent reflected as an asset in the balance sheet of such Person or any Subsidiary at such date) which will be treated as intangibles under GAAP; provided, that residual securities issued by such person or its Subsidiaries shall not be treated as intangibles for purposes of this definition.

“Termination Date” shall mean October 20, 2005 or such earlier date on which this Loan Agreement shall terminate in accordance with the provisions hereof or by operation of law.

“Total Indebtedness” shall mean, for any period, the aggregate Indebtedness of Aames Capital or the Parent, as applicable, during such period.

“Trust Receipt” shall have the meaning provided in the Custodial Agreement.

“Underwriting Guidelines” shall mean the relevant Borrower’s underwriting guidelines attached as Exhibit F hereto, as modified from time to time in accordance with Section 7.09.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest or the renewal or enforcement thereof in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

1.02 Accounting Terms and Determinations. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lender hereunder shall be prepared, in accordance with GAAP.

Section 2. Loans, Note and Prepayments.

2.01 Loans.

(a) Subject to the fulfillment of the conditions precedent set forth in Sections 5.01 and 5.02 hereof, and provided that no Default shall have occurred and be continuing hereunder, the Lender agrees to make or continue, as applicable, on the terms and conditions of this Loan Agreement, loans (individually, a “Loan” and, collectively, the “Loans”) to the Borrowers in Dollars, from and including the Effective Date to and including the Termination Date in an aggregate principal amount at any one time outstanding up to but not exceeding the lesser of (i) the Maximum Credit and (ii) the Borrowing Base as in effect from time to time; provided, that in no event shall the sum of (x) the aggregate outstanding principal amount of all Loans made under this Loan Agreement and (y) the aggregate outstanding principal amount of all MSMCI Loans made under the MSMCI Loan Agreement exceed the Maximum Amount.

(b) Subject to the terms and conditions of this Loan Agreement, during such period the Borrowers may (i) borrow, (ii) repay the Loan, in full or in part, without penalty, and (iii) reborrow hereunder; provided, that, notwithstanding the foregoing, the Lender shall have no obligation to make Loans to the Borrowers in excess of the Maximum Credit and, in the event the obligation of the Lender to make Loans to the Borrowers is terminated as permitted hereunder, the Lender shall have no further obligation to make additional Loans hereunder.

(c) In no event shall a Loan be made when any Default or Event of Default has occurred and is continuing.

2.02 Notes.

(a) The Loans made by the Lender shall be evidenced by a single promissory note of the Borrowers substantially in the form of Exhibit A hereto (the “Note”), dated the date hereof, payable to the Lender in a principal amount equal to the amount of the Maximum Credit as originally in effect and otherwise duly completed. The Lender shall have the right to have its Note subdivided, by exchange for promissory notes of lesser denominations or otherwise.

(b) The date, amount and interest rate of each Loan made by the Lender to the Borrowers, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of the Note, endorsed by the Lender on the schedule attached to the Note or any continuation thereof; provided, that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrowers to make a payment when due of any amount owing hereunder or under the Note in respect of the Loans.

2.03 Procedure for Borrowing.

(a) The Borrowers may request a borrowing hereunder, on any Business Day during the period from and including the Effective Date to and including the Termination Date, by delivering to the Lender, with a copy to the Custodian, a written request for borrowing, substantially in the form of Exhibit D attached hereto, which request must be received by the Lender prior to 4:00 p.m., New York City time, one (l) Business Day prior to the requested Funding Date. Such request for borrowing shall (i) attach a schedule identifying the Eligible Mortgage Loans that the Borrowers propose to pledge to the Lender and to be included in the Borrowing Base in connection with such borrowing, (ii) specify the requested Funding Date, (iii) be accompanied by a Mortgage Loan Data File containing information with respect to the Eligible Mortgage Loans that the Borrowers propose to pledge to the Lender and to be included in the Borrowing Base in connection with such borrowing, (iv) set forth the aggregate principal amount of all MSMCI Loans then outstanding and (v) attach an officer’s certificate signed by a Responsible Officer of each Borrower as required by Section 5.02(b) hereof.

(b) The Borrowers shall release to the Custodian no later than 4:00 p.m., New York City time, two (2) Business Days prior to the requested Funding Date, the Mortgage File pertaining to each Eligible Mortgage Loan to be pledged to the Lender and included in the Borrowing Base on such requested Funding Date, in accordance with the terms and conditions of the Custodial Agreement.

(c) Pursuant to the Custodial Agreement, the Custodian shall deliver to the Lender and the Borrowers, no later than 12:00 noon, New York City time, on a Funding Date, a Trust Receipt (as defined in the Custodial Agreement) in respect of all Mortgage Loans pledged to the Lender on such Funding Date, and a Mortgage Loan Schedule and Exception Report.

(d) Upon the Borrowers’ request for a borrowing pursuant to Section 2.03(a), and upon satisfaction of all conditions precedent set forth in Section 5.01 and 5.02 with respect thereto, subject to Section 2.03(f) below, the Lender shall make a Loan to the Borrowers on the requested Funding Date, in the amount so requested.

(e) Subject to Section 5 hereof, such borrowing will then be made available to the Borrowers by the Lender transferring, via wire transfer, to the following account of the Borrowers: United California Bank, for the A/C of Aames Capital Corporation, ABA# 122-003-516, Attn: Aames Capital Corporation, in the aggregate amount of such borrowing in funds immediately available to the Borrowers, or such other account as the Borrowers may direct in writing to the Lender.

(f) In the case of any Loan made with respect to any Class C Defaulted Loan for which a BPO has not been delivered to the Lender on or prior to the related Funding Date or with respect to any Mortgage Loan that at any time becomes a Class C Defaulted Loan, the Lender shall transmit an invoice to the Borrowers on a monthly basis in the amount of $100 for each such Class C Defaulted Loan to be applied to the cost of obtaining a BPO for each such Class C Defaulted Loan (any excess remaining after payment of the cost of such BPO to be remitted to the Borrowers, and any shortfall towards payment of the BPO to be paid by the Borrowers to the Lender promptly following demand therefor). Any amounts so invoiced by the Lender to the Borrowers shall be payable promptly (and in any event no later than ten (10) Business Days following receipt thereof).

2.04 Limitation on Types of Loans; Illegality. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any Eurodollar Rate:

(a) the Lender determines in good faith, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of “Eurodollar Rate” in Section 1.01 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Loans as provided herein; or

(b) the Lender determines, which determination shall be conclusive, that the relevant rate of interest referred to in the definition of “Eurodollar Rate” in Section 1.01 hereof upon the basis of which the rate of interest for Loans is to be determined is not likely adequately to cover the cost to the Lender of making or maintaining Loans; or

(c) it becomes unlawful for the Lender to honor its obligation to make or maintain Loans hereunder using a Eurodollar Rate;

then the Lender shall give the Borrowers prompt notice thereof and, so long as such condition remains in effect, the Lender shall be under no obligation to make additional Loans, and the Borrowers shall, either prepay all such Loans as may be outstanding or pay interest on such Loans at a rate per annum equal to the Federal Funds Rate plus 0.50% plus the Applicable Margin.

2.05 Repayment of Loans; Interest.

(a) The Borrowers hereby promise, jointly and severally, to repay in full on the Termination Date the then aggregate outstanding principal amount of the Loans.

(b) The Borrowers hereby promise, jointly and severally, to pay to the Lender interest on the unpaid principal amount of each Loan for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full, at a rate per annum equal to the Eurodollar Rate plus the Applicable Margin; provided, that in no event shall such rate per annum exceed the maximum rate permitted by law. Notwithstanding the foregoing, the Borrowers hereby promise, jointly and severally, to pay to the Lender interest at the applicable Post-Default Rate on any principal of any Loan and on any other amount payable by the Borrowers hereunder or under the Note that shall not be paid in full when due (whether at stated maturity, by acceleration or by mandatory prepayment or otherwise) for the period from and including the due date thereof to but excluding the date the same is paid in full. Accrued interest on each Loan shall be payable monthly on the fifth (5th) Business Day of each month and for the last month of the Loan Agreement on the fifth (5th) Business Day of such last month and on the Termination Date (each a “Remittance Date”); provided, that, the Lender may, in its sole discretion, require accrued interest to be paid simultaneously with any prepayment of principal made by the Borrowers on account of any of the Loans outstanding. Interest payable at the Post-Default Rate shall accrue daily and shall be payable upon such accrual.

(c) It is understood and agreed that, unless and until a Default or Event of Default shall have occurred and be continuing, the Borrowers shall be entitled to the proceeds of the Mortgage Loans pledged to the Lender hereunder. At any time while a Default has occurred and is continuing, upon notice from the Lender, the Borrowers shall promptly deliver all proceeds of the Mortgage Loans pledged to the Lender hereunder to the Lender.

2.06 Mandatory Prepayments or Pledge.

(a) If at any time the aggregate outstanding principal amount of Loans exceeds the Borrowing Base (a “Borrowing Base Deficiency”), as determined by the Lender and notified to the Borrowers on any Business Day, the Borrowers shall no later than one (1) Business Day after receipt of such notice, either prepay the Loans in part or in whole or pledge additional Eligible Mortgage Loans (which Collateral shall be in all respects acceptable to the Lender) to the Lender, such that after giving effect to such prepayment or pledge the aggregate outstanding principal amount of the Loans does not exceed the Borrowing Base.

(b) The Borrowers shall prepay the Loans in the amounts of prepayments remitted to the Lender in accordance with Section 7.20 hereof.

(c) If at any time MS & Co.’s corporate bond rating has been lowered or downgraded to a rating below A- by S&P or A3 by Moody’s and the Borrowers shall repay all amounts owing to the Lender under this Agreement, the Note and the other Loan Documents within ninety (90) days following such downgrade.

(d) If at any time the sum of (x) the aggregate outstanding principal amount of all Loans made under this Loan Agreement and (y) the aggregate outstanding principal amount of all MSMCI Loans made under the MSMCI Loan Agreement exceeds the Maximum Credit, the Borrowers shall at such time prepay the Loans and/or the MSMCI Loans such that, after giving effect to such prepayment(s), the sum of the aggregate outstanding principal amount of all Loans made under this Loan Agreement and the aggregate outstanding principal amount of all MSMCI Loans made under the MSMCI Loan Agreement does not exceed the Maximum Credit.

2.07 Voluntary Prepayments. The Borrowers may at any time and from time to time prepay the Loan, in whole or in part, without premium or penalty, upon irrevocable notice to the Lender (in the form of Exhibit I) prior to 1:00 p.m., New York City time, on the requested date thereof, in the case of the first 500 Mortgage Loans requested to be released by the Lender on such date, or upon irrevocable notice delivered to the Lender (in the form of Exhibit I), prior to 1:00 p.m., New York City time, at least one (1) Business Day prior thereto, in the case of any Mortgage Loans in excess of 500 requested to be released by the Lender, specifying the date and amount of prepayment and attaching a schedule of Mortgage Loans to be released by the Lender in connection with such prepayment. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any accrued interest to such date on the amount prepaid.

2.08 Extension of Termination Date. At the request of the Borrowers made at least thirty (30) days, but in no event earlier than ninety (90) days, prior to the then current Termination Date, the Lender may in its sole discretion extend the Termination Date for a period to be determined by Lender in its sole discretion by giving written notice of such extension to the Borrowers no later than twenty (20) days, but in no event earlier than thirty (30) days, prior to the then current Termination Date. Any failure by the Lender to deliver such notice of extension shall be deemed to be the Lender’s determination not to extend the then current Termination Date.

Section 3. Payments; Computations; Etc.

3.01 Payments.

(a) Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrowers under this Loan Agreement and the Note, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Lender at the following account maintained by the Lender: Account No. 40615114, for the account of Lender, Citibank, N.A., ABA No. 021000089, Attn: Whole Loan Operations, not later than 5:00 p.m., New York City time, on the date on which such payment shall become due (and each such payment made after such time on such due date shall be deemed to have been made on the next succeeding Business Day). Each Borrower acknowledges that it has no rights of withdrawal from the foregoing account.

(b) Except to the extent otherwise expressly provided herein, if the due date of any payment under this Loan Agreement or the Note would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

3.02 Computations. Interest on the Loans shall be computed on the basis of a 360-day year for the actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

3.03 Requirements of Law.

(a) If the introduction or adoption of or any change in any Requirement of Law (other than with respect to any amendment made to the Lender’s certificate of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by the Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject the Lender to any tax of any kind whatsoever with respect to this Loan Agreement, the Note or any Loan made by it (excluding net income or franchise taxes) or change the basis of taxation of payments to the Lender in respect thereof;

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory Loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, Loans or other extensions of credit by, or any other acquisition of funds by, any office of the Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder;

(iii) shall impose on the Lender any other condition;

and the result of any of the foregoing is to increase the cost to the Lender, by an amount which the Lender deems to be material, of making, participating in, continuing or maintaining any Loan or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, the Borrowers shall promptly pay the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduced amount receivable.

(b) If the Lender shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to the Lender’s certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by the Lender or any corporation controlling the Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on the Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which the Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time, the Borrowers, jointly and severally, shall promptly pay to the Lender such additional amount or amounts as will compensate the Lender for such reduction.

(c) If the Lender becomes entitled to claim any additional amounts pursuant to this Section 3.03, it shall promptly notify the Borrowers of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section submitted by the Lender to the Borrowers shall be conclusive in the absence of manifest error.

3.04 Fees. The Borrowers agree to pay to the Lender the fees set forth in the Fee Letter.

Section 4. Collateral Security.

4.01 Collateral; Security Interest.

(a) Pursuant to the Custodial Agreement, the Custodian shall hold the Mortgage Loan Documents as exclusive bailee and agent for the benefit of the Lender pursuant to terms of the Custodial Agreement and shall deliver to the Lender Trust Receipts (as defined in the Custodial Agreement) each to the effect that it has reviewed such Mortgage Loan Documents in the manner and to the extent required by the Custodial Agreement and identifying any deficiencies in such Mortgage Loan Documents as so reviewed.

(b) All of each Borrower’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as the “Collateral”:

(i) all Mortgage Loans;

(ii) all Mortgage Loan Documents, including without limitation all promissory notes, and all Servicing Records, servicing agreements and any other collateral pledged or otherwise relating to such Mortgage Loans, together with all files, documents, instruments, surveys, certificates, correspondence, appraisals, computer programs, computer storage media, accounting records and other books and records relating thereto;

(iii) all mortgage guaranties and insurance (issued by governmental agencies or otherwise) and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance relating to any Mortgage Loan and all claims and payments thereunder;

(iv) all other insurance policies and insurance proceeds relating to any Mortgage Loan or the related Mortgaged Property;

(v) all Interest Rate Protection Agreements, relating to or constituting any and all of the foregoing;

(vi) all collateral, however defined, under any other agreement between any Borrower or any of its Affiliates on the one hand and the Lender or any of its Affiliates on the other hand;

(vii) all “general intangibles”, “accounts”, “instruments”, “investment property”, “deposit accounts” and “chattel paper” as defined in the Uniform Commercial Code relating to or constituting any and all of the foregoing; and

(viii) any and all replacements, substitutions, distributions on or proceeds of any and all of the foregoing.

(c) Each Borrower hereby assigns, pledges and grants a security interest in all of its right, title and interest in, to and under the Collateral to the Lender to secure the MS Indebtedness, including without limitation, the repayment of principal of and interest on all Loans and all other amounts owing to the Lender hereunder, under the Note and under the other Loan Documents (collectively, the “Secured Obligations”). Each Borrower agrees to mark its computer records and files to evidence the interests granted to the Lender hereunder.

4.02 Further Documentation. At any time and from time to time, upon the written request of the Lender, and at the sole expense of the Borrowers, the Borrowers will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as the Lender may reasonably request for the purpose of obtaining or preserving the full benefits of this Loan Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Liens created hereby. The Borrowers also hereby authorize the Lender to file any such financing or continuation statement without the signatures of the Borrowers to the extent permitted by applicable law.

4.03 Changes in Locations, Name, etc. No Borrower shall (i) change the location of its chief executive office/chief place of business from that specified in Section 6.12 hereof or (ii) change its name, identity or corporate structure (or the equivalent) or (iii) change the location where it maintains its records with respect to the Collateral or (iv) reincorporate or reorganize under the laws of another jurisdiction unless it shall have given the Lender at least thirty (30) days prior written notice thereof and shall have delivered to the Lender all Uniform Commercial Code financing statements and amendments thereto as the Lender shall request and taken all other actions deemed necessary by the Lender to continue its perfected status in the Collateral with the same or better priority. Each Borrower’s federal tax identification number is as follows: Aames Capital, 95-4438859; and Aames Funding, 95-2622032. Each Borrower shall promptly notify the Lender of any change in such organizational identification number.

4.04 Lender’s Appointment as Attorney-in-Fact.

(a) Each Borrower hereby irrevocably constitutes and appoints the Lender and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Borrower and in the name of such Borrower or in its own name, from time to time in the Lender’s discretion, for the purpose of carrying out the terms of this Loan Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Loan Agreement, and, without limiting the generality of the foregoing, each Borrower hereby gives the Lender the power and right, on behalf of such Borrower, without assent by, but with notice to, such Borrower, if an Event of Default shall have occurred and be continuing, to do the following:

(i) in the name of each Borrower or its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any mortgage insurance or payable on or on account of any other Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Lender for the purpose of collecting any and all such moneys due under any such mortgage insurance or with respect to any other Collateral whenever payable;

(ii) to pay or discharge taxes and Liens levied or placed on or threatened against the Collateral; and

(iii) (A) to direct any party liable for any payment under any Collateral to make payment of any and all moneys due or to become due thereunder directly to the Lender or as the Lender shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against any Borrower with respect to any Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Lender may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Lender were the absolute owner thereof for all purposes, and to do, at the Lender’s option and the Borrowers’ expense, at any time, and from time to time, all acts and things which the Lender deems necessary to protect, preserve or realize upon the Collateral and the Lender’s Liens thereon and to effect the intent of this Loan Agreement, all as fully and effectively as the Borrowers might do.

Each Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

(b) Each Borrower also authorizes the Lender, at any time and from time to time, to execute, in connection with any sale provided for in Section 4.07 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral and to file any initial financing statement, amendments thereto and continuation statements with or without the signature of any Borrower as authorized by applicable law, as applicable to all or any part of the Collateral.

(c) The powers conferred on the Lender are solely to protect the Lender’s interests in the Collateral and shall not impose any duty upon the Lender to exercise any such powers. The Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Lender nor any of its officers, directors, or employees shall be responsible to the Borrowers for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

4.05 Performance by Lender of Borrowers’ Obligations. If any Borrower fails to perform or comply with any of its agreements contained in the Loan Documents and the

Lender itself performs or complies, or otherwise causes performance or compliance, with such agreement, the expenses of the Lender incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Post-Default Rate, shall be payable by the Borrowers to the Lender on demand and shall constitute Secured Obligations.

4.06 Proceeds. If an Event of Default shall occur and be continuing, (a) all proceeds of Collateral received by the Borrowers consisting of cash, checks and other near-cash items shall be held by the Borrowers in trust for the Lender, segregated from other funds of the Borrowers, and shall forthwith upon receipt by any Borrower be turned over to the Lender in the exact form received by such Borrower (duly endorsed by such Borrower to the Lender, if required) and (b) any and all such proceeds received by the Lender (whether from a Borrower or otherwise) may, in the sole discretion of the Lender, be held by the Lender as collateral security for, and/or then or at any time thereafter may be applied by the Lender against, the Secured Obligations (whether matured or unmatured), such application to be in such order as the Lender shall elect. Any balance of such proceeds remaining after the Secured Obligations shall have been paid in full and this Loan Agreement shall have been terminated shall be paid over to the Borrowers or to whomsoever may be lawfully entitled to receive the same. For purposes hereof, proceeds shall include, but not be limited to, all principal and interest payments, all prepayments and payoffs, insurance claims, condemnation awards, sale proceeds, real estate owned rents and any other income and all other amounts received with respect to the Collateral.

4.07 Remedies. If an Event of Default shall occur and be continuing, the Lender may, at its option, enter into one or more Interest Rate Protection Agreements covering all or a portion of the Mortgage Loans pledged to the Lender hereunder, and the Borrowers shall be responsible for all damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against the Lender relating to or arising out of such Interest Rate Protection Agreements; including without limitation any losses resulting from such Interest Rate Protection Agreements. If an Event of Default shall occur and be continuing, the Lender may exercise, in addition to all other rights and remedies granted to it in this Loan Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the Uniform Commercial Code. Without limiting the generality of the foregoing, the Lender without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Borrowers or any other Person (each and all of which demands, presentments, protests, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels or as an entirety at public or private sale or sales, at any exchange, broker’s board or office of the Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Borrower, which right or equity is hereby waived or released. The Borrowers further agree, at the Lender’s request, to assemble the Collateral and make it available to the Lender at places which the Lender shall reasonably select, whether at the Borrowers’ premises or elsewhere. The Lender shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Lender hereunder, including without limitation reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in such order as the Lender may elect, and only after such application and after the payment by the Lender of any other amount required or permitted by any provision of law, including without limitation Section 9-615(a)(3) of the Uniform Commercial Code, need the Lender account for the surplus, if any, to the Borrowers. To the extent permitted by applicable law, each Borrower waives all claims, damages and demands it may acquire against the Lender arising out of the exercise by the Lender of any of its rights hereunder, other than those claims, damages and demands arising from the gross negligence or willful misconduct of the Lender. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition. The Borrowers shall remain liable for any deficiency (plus accrued interest thereon as contemplated pursuant to Section 2.05(b) hereof) if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Secured Obligations and the fees and disbursements of any attorneys employed by the Lender to collect such deficiency.

4.08 Limitation on Duties Regarding Preservation of Collateral. The Lender’s duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as the Lender deals with similar property for its own account. Neither the Lender nor any of its directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Borrowers or otherwise.

4.09 Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Collateral are irrevocable and powers coupled with an interest.

4.10 Release of Security Interest. Upon termination of this Loan Agreement and repayment to the Lender of all Secured Obligations and the performance of all obligations under the Loan Documents the Lender shall release its security interest in any remaining Collateral.

4.11 Interest Rate Protection Agreements. In the event that any Person (other than the Lender) shall have a Lien on any Interest Rate Protection Agreement that any Borrower has entered into with respect to both Mortgage Loans pledged to the Lender hereunder and other loans which are not pledged to the Lender hereunder, the Lender agrees that in the event that the Lender shall receive any proceeds, recoveries or other amounts in respect of such Interest Rate Protection Agreement following the exercise of remedies hereunder after an Event of Default, the Lender shall remit to any such Person, as to which the Lender has received notice of such Person’s Lien on such Interest Rate Protection Agreement, any excess proceeds of such Interest Rate Protection Agreement following repayment of all obligations owing to the Lender hereunder.

Section 5. Conditions Precedent.

5.01 Initial Loan. The obligation of the Lender to make its initial Loan hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Loan, of the condition precedent that the Lender shall have received all of the following items, each of which shall be satisfactory to the Lender and its counsel in form and substance:

(a) Loan Documents.

(i) Loan Agreement. The Loan Agreement, duly executed and delivered by the Borrowers;

(ii) Note. The Note, duly executed and delivered by the Borrowers;

(iii) Custodial Agreement. The Custodial Agreement duly executed and delivered by the Borrowers and the Custodian;

(iv) Fee Letter. The Fee Letter, duly executed and delivered by each of the parties thereto;

(b) Organizational Documents. A good standing certificate and certified copies of the charter and by-laws (or equivalent documents) of each Borrower and of all corporate or other authority for each Borrower with respect to the execution, delivery and performance of the Loan Documents and each other document to be delivered by such Borrower from time to time in connection herewith (and the Lender may conclusively rely on such certificate until it receives notice in writing from such Borrower to the contrary);

(c) Legal Opinion. A legal opinion of the in-house counsel, with respect to corporate matters, and outside counsel to the Borrowers, with respect to enforceability and certain other matters, substantially in the form attached hereto as Exhibit C;

(d) Servicing Agreement(s). Any Servicing Agreement, certified as a true, correct and complete copy of the original, together with a fully executed Servicer Notice, and, if the Servicer is a Borrower or an Affiliate of a Borrower, the letter of the applicable Servicer consenting to termination of such Servicing Agreement upon the occurrence of an Event of Default;

(e) Filings, Registrations, Recordings, Lien Searches. (i) Any documents (including, without limitation, financing statements) required to be filed, registered or recorded in order to create, in favor of the Lender, a perfected, first-priority security interest in the Collateral, subject to no Liens other than those created hereunder, shall have been properly prepared and executed for filing (including the applicable county(ies) if the Lender determines such filings are necessary in its sole discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such first-priority security interest; provided, that assignments of the Mortgages securing or related to the Mortgage Loans shall not be required to be recorded prior to the occurrence of an Event of Default;

(ii) UCC lien searches in such jurisdictions as shall be applicable to the Borrowers and the Collateral, the results of which shall be satisfactory to the Lender.

(f) Fees. The fees as contemplated by Section 3.04;

(g) Financial Statements. The financial statements referenced in Section 6.03;

(h) Underwriting Guidelines. A certified copy of the Underwriting Guidelines related to each Borrower, which shall be in form and substance satisfactory to the Lender;

(i) Consents, Licenses, Approvals, etc. Copies certified by each Borrower of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by such Borrower of, and the validity and enforceability of, the Loan Documents, which consents, licenses and approvals shall be in full force and effect; and

(j) Other Documents. Such other documents as the Lender may reasonably request.

5.02 Initial and Subsequent Loans. The making of each Loan to the Borrowers (including the initial Loan) on any Business Day is subject to the satisfaction of the following further conditions precedent, both immediately prior to the making of such Loan and also after giving effect thereto and to the intended use thereof:

(a) No Default. No Default or Event of Default shall have occurred and be continuing;

(b) Representations and Warranties. Both immediately prior to the making of such Loan and also after giving effect thereto and to the intended use thereof, the representations and warranties made by the Borrowers in Section 6 and Schedule 1 hereof, and elsewhere in each of the Loan Documents, shall be true, correct and complete on and as of the date of the making of such Loan in all material respects (in the case of the representations and warranties in Section 6.10 and Schedule 1, solely with respect to Mortgage Loans included in the Borrowing Base) with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and the Lender shall have received an officer’s certificate signed by a Responsible Officer of each Borrower certifying as to the truth, accuracy and completeness of the above, which certificate shall specifically include a statement that such Borrower is in compliance with all governmental licenses and authorizations, statutory and regulatory requirements, and is qualified to do business and in good standing in all required jurisdictions.

(c) Borrowing Base. The aggregate outstanding principal amount of the Loans shall not exceed the Borrowing Base;

(d) Due Diligence. Subject to the Lender’s right to perform one or more Due Diligence Reviews pursuant to Section 11.16 hereof, the Lender shall have completed its due diligence review of the Mortgage Loan Documents for each Loan and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Mortgage Loans as the Lender in its sole discretion deems appropriate to review and such review shall be satisfactory to the Lender in its sole discretion;

(e) Trust Receipt and Mortgage Loan Schedule and Exception Report. The Lender shall have received a Trust Receipt, substantially in the form of Annex 2 to the Custodial Agreement, dated the Funding Date, from the Custodian, duly completed, with a Mortgage Loan Schedule and Exception Report attached thereto including only such exceptions as are acceptable to the Lender in its sole discretion in respect of Eligible Mortgage Loans to be pledged hereunder on such Business Day;

(f) Release Letter. The Lender shall have received from each Borrower a Warehouse Lender’s Release Letter substantially in the form of Exhibit E-2 hereto (or such other form acceptable to the Lender) or a Borrower’s Release Letter substantially in the form of Exhibit E-1 hereto (or such other form acceptable to the Lender) covering each Mortgage Loan to be pledged to the Lender which was previously pledged to another lender;

(g) Fees and Expenses. The Lender shall have received all fees and expenses of counsel to the Lender as contemplated by Section 11.03(b), which amount, at the Lender’s option, may be netted from any Loan advanced under this Agreement;

(h) No Market Events. None of the following shall have occurred and/or be continuing:

(i) an event or events shall have occurred resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by mortgage loans or securities or an event or events shall have occurred resulting in the Lender not being able to finance any Mortgage Loans through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events;

(ii) an event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by mortgage loans or an event or events shall have occurred resulting in the Lender not being able to sell securities backed by mortgage loans at prices which would have been reasonable prior to such event or events; or

(iii) there shall have occurred a material adverse change in the financial condition of the Lender which affects (or can reasonably be expected to affect) materially and adversely the ability of the Lender to fund its obligations under this Loan Agreement; and

(i) No Morgan Stanley Downgrade. MS & Co.’s corporate bond rating as calculated by S&P or Moody’s has not been lowered or downgraded to a rating below A- as indicated by S&P or below A3 as indicated by Moody’s.

(j) Maintenance of Tangible Net Worth. The Tangible Net Worth of the Parent on a consolidated basis on any given day, shall not be less than $34,000,000.

Each request for a borrowing by the Borrowers hereunder shall constitute a certification by the Borrowers that all the conditions set forth in this Section 5 (other than Section 5.02(h) and (i)) have been satisfied (both as of the date of such notice, request or confirmation and as of the date of such borrowing).

Section 6. Representations and Warranties. Each Borrower represents and warrants to the Lender that throughout the term of this Loan Agreement:

6.01 Legal Name. On the Effective Date the exact legal name of each Borrower is and during the four months immediately preceding the Effective Date, such name has been, respectively Aames Capital Corporation and Aames Funding Corporation and no Borrower has used any previous names, assumed names or trade names except as set forth on Schedule 5 attached hereto.

6.02 Existence. Each Borrower (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect; and (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect.

6.03 Financial Condition. Aames Capital has heretofore furnished to the Lender a copy of its consolidated balance sheet and the consolidated balance sheets of its consolidated Subsidiaries for the fiscal year of Aames Capital ended June 30, 2004 and the related consolidated statements of income and retained earnings and of cash flows for Aames Capital and its consolidated Subsidiaries for such fiscal year, with the opinion thereon of Ernst & Young, LLP. All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of Aames Capital and its Subsidiaries and the consolidated results of their operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis. Since June 30, 2004 there has been no material adverse change in the consolidated business, operations or financial condition of Aames Capital and its consolidated Subsidiaries taken as a whole from that set forth in said financial statements.

6.04 Litigation. There are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting any Borrower or any of its Subsidiaries or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Loan Documents or any action to be taken in connection with the transactions contemplated hereby, or (ii) except as otherwise disclosed in Aames Financial Corporation’s filings with the Securities and Exchange Commission for the fiscal year ended June 30, 2004, (a) makes a claim or claims in an aggregate amount greater than $5,000,000, (b) which, individually or in the aggregate, if adversely determined, could reasonably be likely to have a Material Adverse Effect, or (c) requires filing with the Securities and Exchange Commission in accordance with the 1934 Act or any rules thereunder.

6.05 No Breach. Neither (a) the execution and delivery of the Loan Documents nor (b) the consummation of the transactions therein contemplated in compliance with the terms and provisions thereof will conflict with or result in a breach of the charter or by-laws of any Borrower, or any applicable law (including, without limitation, the Prescribed Laws), rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or any Servicing Agreement or other material agreement or instrument to which any Borrower or any of its Subsidiaries is a party or by which any of them or any of their Property is bound or to which any of them is subject, or constitute a default under any such material agreement or instrument or result in the creation or imposition of any Lien (except for the Liens created pursuant to this Loan Agreement) upon any Property of any Borrower or any of its Subsidiaries pursuant to the terms of any such agreement or instrument.

6.06 Action. Each Borrower has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Loan Documents; the execution, delivery and performance by each Borrower of each of the Loan Documents have been duly authorized by all necessary corporate or other action on its part; and each Loan Document has been duly and validly executed and delivered by each Borrower and constitutes a legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms.

6.07 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any securities exchange are necessary for the execution, delivery or performance by each Borrower of the Loan Documents or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Liens created pursuant to this Loan Agreement.

6.08 Margin Regulations. Neither the making of any Loan hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulations T, U or X.

6.09 Taxes. Each Borrower and each of its Subsidiaries has filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any of them, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of each Borrower and each of its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of such Borrower, adequate.

6.10 Investment Company Act. No Borrower nor any of their Subsidiaries is an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

6.11 Collateral; Collateral Security.

(a) No Borrower has assigned, pledged, or otherwise conveyed or encumbered any Mortgage Loan or other Collateral to any other Person, and immediately prior to the pledge of such Mortgage Loan or any other Collateral to the Lender, each Borrower was the sole owner of the Collateral in which a security interest has been granted by it and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the Liens granted in favor of the Lender hereunder. No Mortgage Loan or other Collateral pledged to the Lender hereunder was acquired (by purchase or otherwise) by any Borrower from an Affiliate of any Borrower other than another Borrower.

(b) The provisions of this Loan Agreement are effective to create in favor of the Lender a valid security interest in all right, title and interest of the Borrowers in, to and under the Collateral.

(c) Upon receipt by the Custodian of each Mortgage Note, endorsed in blank by a duly authorized officer of the relevant Borrower and (ii) the issuance by the Custodian of a Trust Receipt therefor, the Lender shall have a fully perfected first priority security interest therein, in the Mortgage Loan evidenced thereby and in the Borrowers’ interest in the related Mortgaged Property.

(d) Upon the filing of financing statements on Form UCC-1 naming the Lender as “Secured Party” and the Borrowers as “Debtors”, and describing the Collateral, in the jurisdictions and recording offices listed on Schedule 2 attached hereto, the security interests granted hereunder in the Collateral will constitute fully perfected first priority security interests under the Uniform Commercial Code in all right, title and interest of the Borrowers in, to and under such Collateral which can be perfected by filing under the Uniform Commercial Code.

6.12 Chief Executive Office/Jurisdiction of Organization. On the Effective Date, each Borrower’s chief executive office is located at 350 South Grand Avenue, 43rd Floor, Los Angeles, California 90071. On the Effective Date, each Borrower’s jurisdiction of organization is California.

6.13 Location of Books and Records. The location where each Borrower keeps its books and records, including all computer files and records relating to the Collateral is its chief executive office.

6.14 True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Borrowers to the Lender in connection with the negotiation, preparation or delivery of this Loan Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of the Borrowers to the Lender in connection with this Loan Agreement and the other Loan Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer of any Borrower, after due inquiry, that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Loan Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Lender for use in connection with the transactions contemplated hereby or thereby.

6.15 Tangible Net Worth. On the Effective Date, Aames Capital’s Tangible Net Worth is not less than $160,000,000.

6.16 ERISA. Each Plan to which any Borrower or its Subsidiaries make direct contributions, and, to the knowledge of such Borrower, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law. No event or condition has occurred and is continuing as to which any Borrower would be under an obligation to furnish a report to the Lender under Section 7.01(d) hereof.

6.17 Capitalization. Schedule 3 hereto contains a true, complete and correct list of all issued and outstanding shares of capital stock of all Subsidiaries of Aames Financial Corporation and the record owner thereof.

6.18 Hedges. As of the Effective Date, the Borrowers have not assigned, pledged, granted a security interest in or lien on or otherwise encumbered any of its rights, title or interest in and to any Interest Rate Protection Agreement, other than in favor of the Lender.

6.19 Regulatory Status. No Borrower is a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

Section 7. Covenants of the Borrowers. Each Borrower covenants and agrees with the Lender that, so long as any Loan is outstanding and until payment in full of all Secured Obligations:

7.01 Financial Statements. Aames Capital shall deliver to the Lender:

(a) as soon as available and in any event within thirty (30) days after the end of each calendar month other than the last month of any fiscal quarter, and within forty-five (45) days after the end of each of the first three quarterly fiscal periods of each fiscal year, the unaudited consolidated balance sheets of the Aames Capital and its consolidated Subsidiaries and the Parent and its consolidated Subsidiaries, as at the end of such month and the related unaudited consolidated statements of income and retained earnings and of cash flows for the Aames Capital and its consolidated Subsidiaries and the Parent and its consolidated Subsidiaries, for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of a Responsible Officer of each of Aames Capital and the Parent, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Aames Capital and its consolidated Subsidiaries or the Parent and its consolidated Subsidiaries, as applicable, in accordance with GAAP, consistently applied, as at the end of, and for, such month (subject to normal year-end audit adjustments);

(b) as soon as available and in any event within ninety (90) days after the end of each fiscal year of Aames Capital and the Parent, the consolidated balance sheets of Aames Capital and its consolidated Subsidiaries and the Parent and its consolidated Subsidiaries, as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for Aames Capital and its consolidated Subsidiaries and the Parent and its consolidated Subsidiaries, for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Aames Capital and its consolidated Subsidiaries or the Parent and its consolidated Subsidiaries, as applicable, as at the end of, and for, such fiscal year in accordance with GAAP, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default or Event of Default;

(c) from time to time such other information regarding the financial condition, operations, or business of the Borrowers or the Parent as the Lender may reasonably request; and

(d) as soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer of any Borrower or the Parent knows, or with respect to any Plan or Multiemployer Plan to which any Borrower or any of its Subsidiaries or the Parent or any of its Subsidiaries makes direct contributions, has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of the Borrowers or the Parent, as applicable, setting forth details respecting such event or condition and the action, if any, that the Borrowers or any ERISA Affiliate or the Parent or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by the Borrowers or an ERISA Affiliate or the Parent or an ERISA Affiliate with respect to such event or condition):

(i) any reportable event, as defined in Section 4043(c) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including without limitation the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

(ii) the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by any Borrower or an ERISA Affiliate or by the Parent or an ERISA Affiliate to terminate any Plan;

(iii) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by any Borrower or any ERISA Affiliate or the Parent or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(iv) the complete or partial withdrawal from a Multiemployer Plan by any Borrower or any ERISA Affiliate or the Parent or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by any Borrower or any ERISA Affiliate or the Parent or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(v) the institution of a proceeding by a fiduciary of any Multiemployer Plan against any Borrower or any ERISA Affiliate or the Parent or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and

(vi) the adoption of an amendment to any Plan that would result in the loss of tax-exempt status of the Plan and trust of which such Plan is a part if any Borrower or an ERISA Affiliate or the Parent or any ERISA Affiliate fails to provide timely security to such Plan if and as required by the provisions of Section 401(a)(29) of the Code or Section 307 of ERISA.

The Borrowers and the Parent will furnish to the Lender, at the time it furnishes each set of financial statements pursuant to paragraphs (a) and (b) above, a certificate of a Responsible Officer of each Borrower or the Parent, as applicable, (i) stating that, to the best of such Responsible Officer’s knowledge, such Borrower or the Parent, as applicable, during such fiscal period or year has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Loan Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate (and, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action such Borrower or the Parent, as applicable, has taken or proposes to take with respect thereto) and (ii) showing in detail the calculations supporting such Responsible Officer’s certification of such Borrower’s or the Parent’s, as applicable, compliance with the requirements of Sections 7.14, 7.15, and 7.17.

7.02 Litigation. Each Borrower will promptly, and in any event within 10 days after service of process on any of the following, give to the Lender notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting any Borrowers or any of its Subsidiaries or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Loan Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims in an aggregate amount greater than $3,000,000, (iii) which, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect, or (iii) requires filing with the Securities and Exchange Commission in accordance with the 1934 Act and any rules thereunder.

7.03 Existence, etc. Each Borrower will:

(a) preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises (provided that nothing in this Section 7.03(a) shall prohibit any transaction expressly permitted under Section 7.04 hereof);

(b) comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, all Prescribed Laws, environmental laws, all laws with respect to unfair and deceptive lending practices and predatory lending practices) if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;

(c) keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;

(d) not move its chief executive office from the address referred to in Section 6.12 or change its jurisdiction of organization from the jurisdiction referred to in Section 6.12 unless it shall have provided the Lender thirty (30) days’ prior written notice of such change;

(e) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; and

(f) permit representatives of the Lender, during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Lender.

7.04 Prohibition of Fundamental Changes. No Borrower shall enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets; provided, that a Borrower may merge or consolidate with (a) any wholly owned subsidiary of such Borrower, or (b) any other Person if such Borrower is the surviving corporation; and provided further, that if after giving effect thereto, no Default would exist hereunder.

7.05 Borrowing Base Deficiency. If at any time there exists a Borrowing Base Deficiency the Borrowers shall cure same in accordance with Section 2.06 hereof.

7.06 Notices. The Borrowers shall give notice to the Lender:

(a) promptly upon receipt of notice or knowledge of the occurrence of any Default or Event of Default;

(b) with respect to any Mortgage Loan pledged to the Lender hereunder, a weekly report delivered on each date on which prepayments are to be remitted to the Lender pursuant to Section 7.20 hereof, with respect to the preceding week, detailing any principal prepayments in full of any pledged Mortgage Loans received during such preceding week;

(c) with respect to any Mortgage Loan pledged to the Lender hereunder, promptly upon receipt of notice or knowledge that the underlying Mortgaged Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to materially and adversely affect the Collateral Value of such pledged Mortgage Loan;

(d) promptly upon receipt of notice or knowledge of (i) any default (other than a payment default) related to any Collateral, (ii) any Lien or security interest (other than security interests created hereby or by the other Loan Documents) on, or claim asserted against, any of the Collateral or (iii) any event or change in circumstances which could reasonably be expected to have a Material Adverse Effect;

(e) via Electronic Transmission with respect to any Mortgage Loan pledged to the Lender hereunder, within two (2) days upon receipt of notice that such Mortgage Loan has been rejected for purchase by a buyer of mortgage loans (the “Prospective Buyer”) for any reason, which notice shall include (i) the reason for rejection by such buyer and (ii) the LTV based upon an appraisal obtained by the Prospective Buyer (in the event that such LTV is greater than 95%);

(f) promptly upon any material and adverse change in the market value of all of the Borrowers’ assets taken as a whole;

(g) promptly upon notice or knowledge of the occurrence of any event (other than a Reportable Event) described in Section 8(n) hereof without regard to its materiality; and

(h) promptly upon notice or knowledge of the occurrence of any material Reportable Event.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of each Borrower setting forth details of the occurrence referred to therein and stating what action such Borrower has taken or proposes to take with respect thereto.

7.07 Hedging. Each Borrower shall deliver to the Lender monthly a written summary of the notional amount of all outstanding Interest Rate Protection Agreements.

7.08 Reports. The Borrowers shall provide the Lender with a quarterly report, which report shall include, among other items, a summary of the Borrowers’ delinquency and loss experience with respect to mortgage loans serviced by such Borrower, any Servicer or any designee of either, plus any such additional reports as the Lender may reasonably request with respect to the Borrowers’ or any Servicer’s servicing portfolio or pending originations of mortgage loans.

7.09 Underwriting Guidelines. (a) Each Borrower shall provide to the Lender a copy of any material changes to the Underwriting Guidelines prior to the effectiveness of any such change. The Lender shall use commercially reasonable efforts to notify the Borrowers within seven (7) Business Days following the Lender’s receipt of such changes if such changes are acceptable. If such changes are not acceptable to the Lender, in its sole discretion, any Mortgage Loan which is originated in accordance with the Underwriting Guidelines as so changed shall not constitute an Eligible Mortgage Loan. Each Borrower shall originate Mortgage Loans in a manner which is consistent with sound underwriting and appraisal practices, and in compliance with applicable federal and state consumer protection laws including, without limitation, all laws with respect to unfair or deceptive practices and all laws relating to predatory lending practices.

7.10 Transactions with Affiliates. No Borrower will enter into any transaction, including without limitation any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Loan Agreement, (b) in the ordinary course of such Borrower’s business and (c) upon fair and reasonable terms no less favorable to such Borrower than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, or make a payment that is not otherwise permitted by this Section 7.10 to any Affiliate. In no event shall any Borrower pledge to the Lender hereunder any Mortgage Loan acquired by such Borrower from an Affiliate of such Borrower other than a party to this Agreement.

7.11 Limitation on Liens. The Borrowers will defend the Collateral against, and will take such other action as is necessary to remove, any Lien, security interest or claim on or to the Collateral, other than the security interests created under this Loan Agreement, and the Borrowers will defend the right, title and interest of the Lenders in and to any of the Collateral against the claims and demands of all persons whomsoever.

7.12 Limitation on Guarantees. No Borrower shall create, incur, assume or suffer to exist any additional Guarantee at any time when, after giving effect to such Guarantee, such Borrower shall have defaulted in any of its obligations under Sections 7.14, 7.15 or 7.17 hereof.

7.13 Limitation on Distributions. After the occurrence and during the continuation of any Default, no Borrower shall make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or partnership interest of such Borrower, whether now or hereafter outstanding, or make any other distribution in respect of any of the foregoing or to any shareholder or equity owner of such Borrower, either directly or indirectly, whether in cash or property or in obligations of such Borrower or any of such Borrower’s consolidated Subsidiaries.

7.14 Maintenance of Tangible Net Worth. Aames Capital shall not permit Tangible Net Worth at any time to be less than $160,000,000.

7.15 Maintenance of Ratio of Total Indebtedness to Tangible Net Worth. Aames Capital shall not permit the ratio of Total Indebtedness to Tangible Net Worth at any time to be greater than 5.50 to 1.00.

7.16 Servicer; Servicing Tape. The Borrowers shall provide to the Lender on the fifth (5th) Business Day of each month a computer readable file containing servicing information as of the end of the preceding calendar month, including without limitation those fields listed on Schedule 4 hereto or otherwise specified by the Lender from time to time, on a loan-by-loan basis and in the aggregate, with respect to the Mortgage Loans serviced hereunder by the Borrowers or any Servicer; provided, that in the case of any fields requested by the Lender other than those listed on Schedule 4 hereto, the Borrowers shall use reasonable efforts to deliver such data in computer readable form. The Borrowers shall not cause the Mortgage Loans to be serviced by any servicer other than Aames Funding Corporation or another servicer expressly approved in writing by the Lender.

7.17 Committed Warehouse Facilities. Aames Capital shall at all times maintain committed revolving facilities, other than Lender’s committed revolving facility, greater than or equal to $600,000,000.

7.18 Required Filings. Each Borrower shall promptly make available to the Lender copies of all documents which such Borrower or any Affiliate of such Borrower is required to file with the Securities and Exchange Commission in accordance with the 1934 Act or any rules thereunder.

7.19 No Adverse Selection. No Borrower has selected the Collateral in a manner so as to adversely affect the Lender’s interests.

7.20 Remittance of Prepayments. The Borrowers shall remit, with sufficient detail to enable the Lender to appropriately identify the Mortgage Loan to which any amount remitted applies, to the Lender on each Thursday (or the next Business Day if such Thursday is not a Business Day) all principal prepayments in full (but not in part) that the Borrowers have received during the previous week that are not paid directly to the Lender. All principal amounts so remitted shall be applied to the prepayment of the Loans pursuant to Section 2.06(b) hereof.

Section 8. Events of Default. Each of the following events shall constitute an event of default (an “Event of Default”) hereunder:

(a) the Borrowers shall default in the payment of any principal of or interest on any Loan when due (whether at stated maturity, upon acceleration or at mandatory prepayment); or

(b) the Borrowers shall default in the payment of any other amount payable by it hereunder or under any other Loan Document after notification by the Lender of such default, and such default shall have continued unremedied for five (5) Business Days; or

(c) any representation, warranty or certification made or deemed made herein or in any other Loan Document by any Borrower or any certificate furnished to the Lender pursuant to the provisions hereof or thereof shall prove to have been false or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule 1, which shall be considered solely for the purpose of determining the Collateral Value of the Mortgage Loans; unless (i) such Borrower shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made or (ii) any such representations and warranties have been determined by the Lender in its sole discretion to be materially false or misleading on a regular basis); or

(d) any Borrower shall fail to comply with the requirements of Section 7.03(a), Section 7.04, Section 7.05, Section 7.06(a), or Sections 7.09 through 7.20 hereof (excluding Section 7.15 hereof); or any Borrower shall otherwise fail to comply with the requirements of Section 7.15 hereof and such default shall continue unremedied for a period of one (1) Business Day; or any Borrower shall otherwise fail to comply with the requirements of Section 7.03 hereof and such default shall continue unremedied for a period of five (5) Business Days; or any Borrower or the Parent shall fail to observe or perform any other covenant or agreement contained in this Loan Agreement or any other Loan Document and such failure to observe or perform shall continue unremedied for a period of seven (7) Business Days; or

(e) a final judgment or judgments for the payment of money in excess of $1,000,000 in the aggregate shall be rendered against any Borrower or any of its Affiliates by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof, and no Borrower or any such Affiliate shall, within said period of thirty (30) days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(f) any Borrower shall admit in writing its inability to pay its debts as such debts become due; or

(g) any Borrower or any of its Affiliates shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator or the like of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (vi) take any corporate or other action for the purpose of effecting any of the foregoing; or

(h) a proceeding or case shall be commenced, without the application or consent of any Borrower or any of its Affiliates, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner, liquidator or the like of any Borrower or any such Affiliate or of all or any substantial part of its property, or (iii) similar relief in respect of any Borrower or any such Affiliate under any law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 30 or more days; or an order for relief against any Borrower or any such Affiliate shall be entered in an involuntary case under the Bankruptcy Code; or

(i) the Custodial Agreement (without provisions for a replacement custodial agreement acceptable to the Lender) or any Loan Document shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by any Borrower; or

(j) any Borrower shall grant, or suffer to exist, any Lien on any Collateral except the Liens contemplated hereby; or the Liens contemplated hereby shall cease to be first priority perfected Liens on the Collateral in favor of the Lender or shall be Liens in favor of any Person other than the Lender; or

(k) any Borrower or any of such Borrower’s Affiliates shall be in default under any note, indenture, loan agreement, guaranty, swap agreement or any other contract to which it is a party, including, without limitation, any MS Indebtedness, which has an aggregate face or principal amount of $1,000,000 or more, which default (i) involves the failure to pay a matured obligation, or (ii) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such note, indenture, loan agreement, guaranty, swap agreement or other contract; or

(l) any materially adverse change in the Property, business, financial condition or prospects of any Borrower or any of its Affiliates shall occur, in each case as determined by the Lender in its sole discretion, or any other condition shall exist which, in the Lender’s sole discretion, constitutes a material impairment of any Borrower’s ability to perform its obligations under this Loan Agreement, the Note or any other Loan Document; or

(m) the discovery by the Lender of a condition or event which existed at or prior to the execution hereof and which the Lender, in its sole discretion, determines materially and adversely affects: (i) the condition (financial or otherwise) of any Borrower, its Subsidiaries or Affiliates; or (ii) the ability of any Borrower to fulfill its respective obligations under this Loan Agreement; or

(n) (i) The Parent shall permit Tangible Net Worth on a consolidated basis on any given day to be less than $60,000,000;

(ii) The Parent shall permit the Leverage Ratio at any time to be greater than 12:00 to 1:00;

(iii) The Parent shall permit Net Income before tax, generated over consecutive six month period, measured on the last day of each fiscal quarter, to be less than $1.00; and

(iv) The Parent shall, as of the end of any calendar month, have unencumbered Cash Equivalents, cash and available borrowing capacity on unencumbered assets that could be drawn against (taking into account required haircuts) under committed warehouse or working capital facilities, on a consolidated basis in an amount less than $17,500,000.

Section 9. Remedies Upon Default.

(a) An Event of Default shall be deemed to be continuing unless expressly waived by the Lender in writing. Upon the occurrence of one or more Events of Default hereunder, the Lender’s obligation to make additional Loans to the Borrowers shall automatically terminate without further action by any Person. Upon the occurrence of one or more Events of Default other than those referred to in Section 8(g) or (h), the Lender may immediately declare the principal amount of the Loans then outstanding under the Note to be immediately due and payable, together with all interest thereon and fees and expenses accruing under this Loan Agreement. Upon the occurrence of an Event of Default referred to in Sections 8(g) or (h), such amounts shall immediately and automatically become due and payable without any further action by any Person. Upon such declaration or such automatic acceleration, the balance then outstanding on the Note shall become immediately due and payable, without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrowers.

(b) Upon the occurrence of one or more Events of Default, the Lender shall have the right to obtain physical possession of the Servicing Records and all other files of the Borrower relating to the Collateral and all documents relating to the Collateral which are then or may thereafter come in to the possession of the Borrowers or any third party acting for the Borrowers and the Borrowers shall deliver to the Lender such assignments as the Lender shall request. The Lender shall be entitled to specific performance of all agreements of the Borrowers contained in this Loan Agreement.

Section 10. No Duty of Lender. The powers conferred on the Lender hereunder are solely to protect the Lender’s interests in the Collateral and shall not impose any duty upon it to exercise any such powers. The Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Borrowers for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

Section 11. Miscellaneous.

11.01 Waiver. No failure on the part of the Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

11.02 Notices. Except as otherwise expressly permitted by this Loan Agreement, all notices, requests and other communications provided for herein and under the Custodial Agreement (including without limitation any modifications of, or waivers, requests or consents under, this Loan Agreement) shall be given or made in writing (including without limitation by telex or telecopy) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof or thereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party provided, that a copy of all notices given under Section 7.01 shall simultaneously be delivered to Credit Department, Morgan Stanley, 750 7th Avenue, 11th Floor, New York, New York 10029;

Attention: Christine Egan. Except as otherwise provided in this Loan Agreement and except for notices given under Section 2 (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by telex or telecopy or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

11.03 Indemnification and Expenses.

(a) Each Borrower agrees to hold the Lender, and its Affiliates and their officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or assessed against such Indemnified Party (collectively, the “Costs”) relating to or arising out of this Loan Agreement, the Note, any other Loan Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Loan Agreement, the Note, any other Loan Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than any Indemnified Party’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Borrowers agree to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Mortgage Loans relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation, laws with respect to unfair or deceptive lending practices, and predatory lending practices, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act, that, in each case, results from anything other than such Indemnified Party’s gross negligence or willful misconduct. In any suit, proceeding or action brought by an Indemnified Party in connection with any Mortgage Loan for any sum owing thereunder, or to enforce any provisions of any Mortgage Loan, each Borrower will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by any Borrower of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from any Borrower. Each Borrower also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all such Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Loan Agreement, the Note, any other Loan Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel. Each Borrower hereby acknowledges that, notwithstanding the fact that the Note is secured by the Collateral, the obligation of the Borrowers under the Note is a recourse obligation of the Borrowers.

(b) The Borrowers agree, jointly and severally, to pay as and when billed by the Lender all of the out-of-pocket costs and expenses incurred by the Lender in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Loan Agreement, the Note, any other Loan Document or any other documents prepared in connection herewith or therewith. The Borrowers agree, jointly and severally, to pay as and when billed by the Lender all of the out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including without limitation (i) all the reasonable fees, disbursements and expenses of counsel to the Lender (ii) all the due diligence, inspection, testing and review costs and expenses incurred by the Lender with respect to Collateral under this Loan Agreement, including, but not limited to, those costs and expenses incurred by the Lender pursuant to Sections 11.03(a), 11.15 and 11.16 hereof and (iii) all reasonable costs and expenses incurred by the Lender in connection with the underwriting or re-underwriting of any Mortgage Loan from time to time.

11.04 Amendments. Except as otherwise expressly provided in this Loan Agreement, any provision of this Loan Agreement may be modified or supplemented only by an instrument in writing signed by the Borrowers and the Lender and any provision of this Loan Agreement may be waived by the Lender.

11.05 Assignments and Participations.

(a) The Lender may assign to one or more Affiliates of the Lender all or a portion of its rights and obligations under this Loan Agreement; provided, however, that the parties to each such assignment shall execute and deliver an Assignment and Acceptance substantially in the form of Exhibit H, with appropriate completions (an “Assignment and Acceptance”), along with replacement Notes executed and delivered by the Borrower.

(b) Upon such execution and delivery, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of the Lender hereunder, and (ii) the Lender assignor thereunder shall, to the extent that any rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Loan Agreement.

(c) The Lender may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Loan Agreement; provided, however, that (i) the Lender’s obligations under this Loan Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Lender shall remain the holder of any such Note for all purposes of this Loan Agreement, and (iv) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under and in respect of this Loan Agreement and the other Loan Documents. Notwithstanding the terms of Section 3.03, each participant of the Lender shall be entitled to the additional compensation and other rights and protections afforded the Lender under Section 3.03 to the same extent as the Lender would have been entitled to receive them with respect to the participation sold to such participant.

(d) The Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 11.05, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to the Borrower or any of its Subsidiaries or to any aspect of the Loans that has been furnished to the Lender by or on behalf of any Borrower or any of its Subsidiaries.

(e) The Lender may at any time create a security interest in all or any portion of its rights under this Loan Agreement (including, without limitation, the Loans owing to it and the Note held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

(f) Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, the Lender may assign all or any portion of its rights and obligations hereunder to any Person, provided that upon the effective date of such assignment such Person shall become a party hereto and a Lender hereunder and shall be (i) entitled to all the rights, benefits and privileges accorded Lender under the Loan Documents, and (ii) subject to all the duties and obligations of the Lender under the Loan Documents.

11.06 Successors and Assigns. This Loan Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.07 Survival. The obligations of the Borrowers under Sections 3.03 and 11.03 hereof shall survive the repayment of the Loans and the termination of this Loan Agreement. In addition, each representation and warranty made or deemed to be made by a request for a borrowing, herein or pursuant hereto shall survive the making of such representation and warranty, and the Lender shall not be deemed to have waived, by reason of making any Loan, any Default that may arise because any such representation or warranty shall have proved to be false or misleading, notwithstanding that the Lender may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Loan was made.

11.08 Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Loan Agreement.

11.09 Counterparts. This Loan Agreement may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Loan Agreement by signing any such counterpart.

11.10 Loan Agreement Constitutes Security Agreement; Governing Law. This Loan Agreement shall be governed by New York law, and shall constitute a security agreement within the meaning of the Uniform Commercial Code.

11.11 Submission To Jurisdiction; Waivers. Each Borrower hereby irrevocably and unconditionally:

(A) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS LOAN AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(B) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(C) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE LENDER SHALL HAVE BEEN NOTIFIED; AND

(D) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

11.12 WAIVER OF JURY TRIAL. EACH BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

11.13 Acknowledgments. Each Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Loan Agreement, the Note and the other Loan Documents;

(b) the Lender has no fiduciary relationship to any Borrower, and the relationship between each Borrower and the Lender is solely that of debtor and creditor; and

(c) no joint venture exists between the Lender and any Borrower.

11.14 Hypothecation or Pledge of Loans. The Lender shall have free and unrestricted use of all Collateral and nothing in this Loan Agreement shall preclude the Lender from engaging in repurchase transactions with the Collateral or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating the Collateral, on terms, and subject to conditions, within the Lender’s absolute discretion. Nothing contained in this Loan Agreement shall obligate the Lender to segregate any Collateral delivered to the Lender by the Borrowers.

11.15 Servicing.

(a) Each Borrower covenants to maintain or cause the servicing of the Mortgage Loans to be maintained in conformity with Accepted Servicing Practices in the industry for the same type of mortgage loans as the Mortgage Loans and in a manner at least equal in quality to the servicing each Borrower provides for mortgage loans which it owns. In the event that the preceding language is interpreted as constituting one or more servicing contracts, each such servicing contract shall terminate automatically upon the earliest of (i) an Event of Default, (ii) the date on which all the Secured Obligations have been paid in full or (iii) the transfer of servicing approved by the Borrowers.

(b) If the Mortgage Loans are serviced by a Borrower, (i) such Borrower agrees that the Lender is the collateral assignee of all servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer files, copies of computer files, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Mortgage Loans (the “Servicing Records”), and (ii) such Borrower grants the Lender a security interest in all servicing fees and rights relating to the Mortgage Loans and all Servicing Records to secure the obligation of each Borrower or its designee to service in conformity with this Section and any other obligation of the Borrowers to the Lender. The Borrowers covenants to safeguard such Servicing Records and to deliver them promptly to the Lender or its designee (including the Custodian) at the Lender’s request.

(c) If the Mortgage Loans are serviced by a third party servicer other than Aames Funding Corporation (such third party servicer, the “Servicer”), the Borrowers (i) shall provide a copy of the servicing agreement to the Lender, which shall be in form and substance acceptable to the Lender (the “Servicing Agreement”), and (ii) shall provide a Servicer Notice and Agreement to the Servicer substantially in the form of Exhibit G hereto (a “Servicer Notice and Agreement”) and shall cause the Servicer to acknowledge and agree to the same, and (iii) hereby irrevocably assigns to the Lender and the Lender’s successors and assigns all right, title, interest of the Borrowers in, to and under, and the benefits of, any Servicing Agreement with respect to the Mortgage Loans. Any successor or assignee of a Servicer shall be approved in writing by the Lender and shall acknowledge and agree to a Servicer Notice and Agreement prior to such successor’s assumption of servicing obligations with respect to the Mortgage Loans.

(d) If the Servicer of the Mortgage Loans is a Borrower or the Servicer is an Affiliate of a Borrower, such Borrower shall provide to the Lender a letter from the Borrowers or the Servicer, as the case may be, to the effect that upon the occurrence of an Event of Default, the Lender may terminate any Servicing Agreement and in any event transfer servicing to the Lender’s designee, at no cost or expense to the Lender, it being agreed that the Borrowers will pay any and all fees required to terminate the Servicing Agreement and to effectuate the transfer of servicing to the designee of the Lender.

(e) After the Funding Date, until the pledge of any Mortgage Loan is relinquished by the Custodian, the Borrowers will have no right to modify or alter the terms of such Mortgage Loan and the Borrowers will have no obligation or right to repossess such Mortgage Loan or substitute another Mortgage Loan, except as provided in the Custodial Agreement.

(f) In the event a Borrower or its Affiliate is servicing the Mortgage Loans, such Borrower shall permit the Lender to inspect such Borrower’s or its Affiliate’s servicing facilities, as the case may be, for the purpose of satisfying the Lender that such Borrower or its Affiliate, as the case may be, has the ability to service the Mortgage Loans as provided in this Loan Agreement.

11.16 Periodic Due Diligence Review. Each Borrower acknowledges that the Lender has the right to perform continuing due diligence reviews with respect to the Mortgage Loans and the manner in which they were originated, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and each Borrower agrees that, unless a Default has occurred (in which case no notice is required), upon reasonable (but no less than one (1) Business Day’s) prior notice to the Borrowers, the Lender or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Mortgage Files and any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession or under the control of the Borrowers and/or the Custodian. The Borrowers also shall make available to the Lender a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Mortgage Loans. Without limiting the generality of the foregoing, the Borrowers acknowledge that the Lender may make Loans to the Borrowers based solely upon the information provided by the Borrowers to the Lender in the Mortgage Loan Data File and the representations, warranties and covenants contained herein, and that the Lender, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Mortgage Loans securing such Loan, including without limitation ordering new credit reports and new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Mortgage Loan. The Lender may underwrite such Mortgage Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting. The Borrowers agree to cooperate with the Lender and any third party underwriter in connection with such underwriting, including, but not limited to, providing the Lender and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession, or under the control, of the Borrowers.

11.17 Set-Off. In addition to any rights and remedies of the Lender provided by this Loan Agreement and by law, the Lender shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrowers hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Lender or any Affiliate thereof to or for the credit or the account of the Borrowers. The Lender agrees promptly to notify the Borrowers after any such set-off and application made by the Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

11.18 Intent. The parties recognize that (i) each Loan is a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended, and (ii) each payment and transfer of Collateral hereunder is a “margin Payment” and/or a “settlement payment”, as such terms are defined therein.

11.19 Joint and Several Liability. Each Borrower hereby acknowledges and agrees that such Borrower shall be jointly and severally liable to the Lender to the maximum extent permitted by the applicable law for all representations, warranties, covenants, obligations and indemnities of the Borrowers hereunder.

11.20 Treatment of Certain Information. Notwithstanding anything to the contrary contained herein or in any other Loan Document, all Persons may disclose to any and all Persons, without limitation of any kind, the federal income tax treatment of the Loans or any of the transactions contemplated by this Agreement or any other Loan Document (collectively, the “Transactions”), any fact relevant to understanding the federal tax treatment of the Transactions and all materials of any kind (including opinions or other tax analyses) relating to such federal income tax treatment.

11.21 Replacement by Repurchase Agreement. The Borrowers hereby acknowledge and agree that this Loan Agreement may at any time and without any further cost to the Borrowers, in the sole discretion of the Lender, be replaced by a repurchase facility with substantially similar terms as those contained in this Loan Agreement. The Borrowers hereby agree to take such action and execute such documents and instruments as is necessary to effectuate such conversion.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed and delivered as of the day and year first above written.

BORROWERS

AAMES CAPITAL CORPORATION

By:
Name:
Title:

Address for Notices:
350 South Grand Avenue
43rd Floor
Los Angeles, California 90071
Attention: Jon Van Deuren
Chief Accounting Officer
Telecopier No.: 323-210-5036
Telephone No: 323-210-4855
With a copy to:
General Counsel

AAMES FUNDING CORPORATION

By:
Name:
Title:

Address for Notices:
350 South Grand Avenue
43rd Floor
Los Angeles, California 90071
Attention: Jon Van Deuren
Chief Accounting Officer
Telecopier No.: 323-210-5036
Telephone No: 323-210-4855
With a copy to:
General Counsel

LENDER

MORGAN STANLEY BANK

By:
Name:
Title:

Address for Notices:

2500 Lake Park Boulevard

West Valley City, Utah 84120

Attention: Richard Felix

with a copy to:

1221 Avenue of the Americas, 27th Floor

New York, New York 10020

Attention: Paul Najarian

Telecopier No.: 212-762-9495

Telephone No.: 212-762-6401

Schedule 1

REPRESENTATIONS AND WARRANTIES RE: MORTGAGE LOANS

Part 1. Eligible Residential Mortgage Loans

As to each residential Mortgage Loan included in the Borrowing Base on a Funding Date (and the related Mortgage, Mortgage Note, Assignment of Mortgage and Mortgaged Property), each Borrower shall be deemed to make the following representations and warranties to the Lender as of such date and as of each date the Borrowing Base is determined (certain defined terms used herein and not otherwise defined in the Loan Agreement appearing in Part II to this Schedule 1):

(a) Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule with respect to the Mortgage Loan is complete, true and correct in all material respects.

(b) Payments Current. Except in the case of a Defaulted Loan and to the extent contemplated by the definition of the applicable Class of Defaulted Loan, not more than one payment required under the Mortgage Loan is delinquent. Except in the case of a Defaulted Loan, the first Monthly Payment shall be made, or shall have been made, with respect to the Mortgage Loan on its Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note.

(c) No Outstanding Charges. Except in the case of a Defaulted Loan, there are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Neither any Borrower nor the originator from which such Borrower acquired the Mortgage Loan has advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the proceeds of the Mortgage Loan, whichever is earlier, to the day which precedes by one month the Due Date of the first installment of principal and interest thereunder.

(d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination; except by a written instrument which has been recorded, if necessary to protect the interests of the Lender, and which has been delivered to the Custodian and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, to the extent required, and its terms are reflected on the Mortgage Loan Schedule. No Mortgagor in respect of the Mortgage Loan has been released, in whole or in part, except in connection with an assumption agreement approved by the title insurer, to the extent required by such policy, and which assumption agreement is part of the Mortgage File delivered to the Custodian and the terms of which are reflected in the Mortgage Loan Schedule.

Schedule 1-1

(e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and, except as permitted by the Underwriting Guidelines, no Mortgagor in respect of the Mortgage Loan was a debtor in any state or Federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated. No Borrower has any knowledge nor has any Borrower received any notice that any Mortgagor in respect of the Mortgage Loan is a debtor in any state or federal bankruptcy or insolvency proceeding.

(f) Hazard Insurance. The Mortgaged Property is insured by a fire and extended perils insurance policy, issued by a generally acceptable insurance carrier, and such other hazards as are customary in the area where the Mortgaged Property is located, and to the extent required by the Borrowers as of the date of origination consistent with the Underwriting Guidelines, against earthquake and other risks insured against by Persons operating like properties in the locality of the Mortgaged Property, in an amount not less than the greatest of (i) 100% of the replacement cost of all improvements to the Mortgaged Property, (ii) the outstanding principal balance of the Mortgage Loan, or (iii) the amount necessary to avoid the operation of any co-insurance provisions with respect to the Mortgaged Property, and consistent with the amount that would have been required as of the date of origination in accordance with the Underwriting Guidelines. If any portion of the Mortgaged Property is in an area identified by any federal Governmental Authority as having special flood hazards, and flood insurance is available, a flood insurance policy meeting the current guidelines of the Federal Emergency Management Agency is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (1) the outstanding principal balance of the Mortgage Loan, (2) the full insurable value of the Mortgaged Property, and (3) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended by the Flood Disaster Protection Act of 1974. All such insurance policies (collectively, the “hazard insurance policy”) contain a standard mortgagee clause naming the relevant Borrower, its successors and assigns (including without limitation, subsequent owners of the Mortgage Loan), as mortgagee, and may not be reduced, terminated or canceled without thirty (30) days’ prior written notice to the mortgagee. No such notice has been received by any Borrower. All premiums on such insurance policy have been paid. The related Mortgage obligates the Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from such Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer and is in full force and effect. No Borrower has engaged in, and no Borrower has any knowledge of the Mortgagor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding

Schedule 1-2

effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by any Borrower.

(g) Compliance with Applicable Laws. Any and all material requirements of any federal, state or local law including, without limitation, usury, laws with respect to unfair and deceptive lending practices and predatory lending practices, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and each Borrower shall maintain or shall cause its agent to maintain in its possession, available for the inspection of the Lender, and shall deliver to the Lender, upon demand, evidence of compliance with all such requirements.

(h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. No Borrower has waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has any Borrower waived any default resulting from any action or inaction by the Mortgagor.

(i) Location and Type of Mortgaged Property. The Mortgaged Property is located in an Acceptable State as identified in the Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a condominium project of not more than four stories or such greater number of stories as shall be common for condominium projects in the location of such Mortgaged Property, or an individual unit in a planned unit development or a de minimis planned unit development, provided, however, that any condominium unit or planned unit development shall conform with the applicable Fannie Mae and Freddie Mac requirements regarding such dwellings.

(j) Valid First or Second Lien. The Mortgage is a valid, subsisting, enforceable and perfected first lien, in the case of a First Lien Loan, or second lien, in the case of a Second Lien Loan, on the real property included in the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

(1) the lien of current real property taxes and assessments not yet due and payable;

(2) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender’s title

Schedule 1-3

insurance policy delivered to the originator of the Mortgage Loan and (a) referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal;

(3) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property; and

(4) in the case of any Second Lien Loan, the lien of the related primary mortgage.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest on the property described therein and the relevant Borrower has full right to pledge and assign the same to the Lender.

(k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms. All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including, without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan. Each Borrower has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein.

(l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no further requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage.

(m) Ownership. The relevant Borrower is the sole owner and holder of the Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the relevant Borrower has good, indefeasible and marketable title thereto, and has full right to transfer, pledge and assign the Mortgage Loan to the Lender free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to assign, transfer and pledge each Mortgage Loan pursuant to this Loan Agreement and following the pledge of each

Schedule 1-4

Mortgage Loan, the Lender will hold such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest except any such security interest created pursuant to the terms of this Loan Agreement.

(n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as Mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (ii) either (A) organized under the laws of such state, (B) qualified to do business in such state, (C) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (D) not doing business in such state.

(o) LTV; CLTV. No Mortgage Loan which is a First Lien Loan has an LTV greater than 100%. No Mortgage Loan which is a Second Lien Loan has a CLTV greater than 100%.

(p) Title Insurance. The Mortgage Loan is covered by either (i) an attorney’s opinion of title and abstract of title, the form and substance of which is acceptable to prudent mortgage lending institutions originating the same or similar types of mortgage loans in the jurisdiction wherein the Mortgaged Property is located, or (ii) an ALTA lender’s title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the relevant Borrower, its successors and assigns, as to the first or second priority lien of the Mortgage in the original principal amount of the Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (1), (2) and (3) of paragraph (j) of this Part I of Schedule 1, and in the case of adjustable rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The relevant Borrower, its successors and assigns, are the sole insureds of such lender’s title insurance policy, and such lender’s title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Loan Agreement. No claims have been made under such lender’s title insurance policy, and no prior holder or servicer of the related Mortgage, including any Borrower, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by any Borrower.

Schedule 1-5

(q) No Defaults. Other than payment delinquencies, there is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event has occurred which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and no Borrower nor its predecessors have waived any such default, breach, violation or event of acceleration.

(r) No Mechanics’ Liens. There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the Mortgage.

(s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning and building law, ordinance or regulation.

(t) Origination; Payment Terms. The Mortgage Interest Rate is adjusted, with respect to adjustable rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest .125%), subject to the Mortgage Interest Rate Cap and Mortgage Interest Rate Floor. The Mortgage Note is payable monthly in equal monthly installments of principal and interest (other than in the case of balloon loans), which installments of interest, with respect to adjustable rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty (30) years from commencement of amortization.

(u) Customary Provisions. The Mortgage Note has a stated maturity. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage.

(v) Conformance with Underwriting Guidelines and Agency Standards. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines. The Mortgage Note and Mortgage are on forms similar to those used by Freddie Mac or Fannie Mae, except with respect to prepayment penalties, and no Borrower has made any representations to a Mortgagor that are inconsistent with the mortgage instruments used.

Schedule 1-6

(w) Occupancy of the Mortgaged Property. As of the Funding Date, the Mortgaged Property (other than with respect to Second Lien Loans) is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. No Borrower has received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. No Borrower has received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate.

(x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in clause (j) above.

(y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Custodian or the Lender to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor.

(z) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under the Custodial Agreement for each Mortgage Loan have been delivered to the Custodian. A Borrower or its agent is in possession of a complete, true and accurate Mortgage File in compliance with the Custodial Agreement, except for such documents the originals of which have been delivered to the Custodian.

(aa) Transfer of Mortgage Loans. The Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located.

(bb) Due-On-Sale. The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the Mortgagee thereunder.

(cc) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by any Borrower, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a “buydown” provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature.

Schedule 1-7

(dd) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the Funding Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority, in the case of a first Mortgage, or second lien priority, in the case of a second mortgage, by a title insurance policy, an endorsement to the policy insuring the Mortgagee’s consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan.

(ee) Mortgaged Property Undamaged. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and no Borrower has any knowledge of any such proceedings.

(ff) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination and collection practices used by the originator, each servicer of the Mortgage Loan and the relevant Borrower with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, the Borrowers and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in material compliance with state and federal law. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Borrowers have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in compliance with state and federal law and the terms of the related Mortgage Note. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited.

(gg) Conversion to Fixed Interest Rate. With respect to adjustable rate Mortgage Loans, the Mortgage Loan is not convertible to a fixed interest rate Mortgage Loan.

(hh) Other Insurance Policies. No action, inaction or event has occurred and no state of facts exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable special hazard insurance policy, PMI Policy or bankruptcy bond, irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by any Borrower or by any officer, director, or employee of any Borrower or any designee of any Borrower or any corporation in which any Borrower or any officer, director, or employee had a financial interest at the time of placement of such insurance.

Schedule 1-8

(ii) Soldiers’ and Sailors’ Civil Relief Act. The Mortgagor has not notified any Borrower, and no Borrower has no knowledge, of any relief requested or allowed to the Mortgagor under the Soldiers’ and Sailors’ Civil Relief Act of 1940.

(jj) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a qualified appraiser, duly appointed by the Borrowers, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 as amended and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

(kk) Disclosure Materials. The Mortgagor has received all disclosure materials required by applicable law with respect to the making of adjustable rate mortgage loans, and the relevant Borrower maintains such statement in the Mortgage File.

(ll) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property.

(mm) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Funding Date (whether or not known to any Borrower on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any private mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of any Borrower, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer’s breach of such insurance policy or such insurer’s financial inability to pay.

(nn) Capitalization of Interest. The Mortgage Note does not by its terms provide for the capitalization or forbearance of interest.

(oo) No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and no Borrower has financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor.

(pp) Withdrawn Mortgage Loans. If the Mortgage Loan has been released to any Borrower pursuant to a Request for Release as permitted under Section 5 of the Custodial Agreement, then the promissory note relating to the Mortgage Loan was returned to the Custodian within ten (10) days (or if such tenth day was not a Business Day, the next succeeding Business Day).

Schedule 1-9

(qq) Origination Date. The Origination Date is no earlier than three (3) months prior to the date the Mortgage Loan is first included in the Borrowing Base.

(rr) No Exception. The Custodian has not noted any material exceptions on an Exception Report (as defined in the Custodial Agreement) with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or the Lender’s security interest, granted by the Borrowers, in the Mortgage Loan.

(ss) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(tt) Riegle Act. The Mortgage Loans is not classified as a “high cost” loan under the Home Ownership and Equity Protection Act of 1994 and is not subject to the provisions of Section 226.32 of the Federal Reserve Board Regulation Z.

(uu) Origination. Each Mortgage Loan was originated by or purchased by a Borrower.

(vv) FICO Score. The Mortgage Loan does not have a FICO score below 500.

Schedule 1-10

Part 2. Defined Terms

In addition to terms defined elsewhere in the Loan Agreement, the following terms shall have the following meanings when used in this Schedule 1:

“Acceptable State” shall mean any state notified by the Borrowers to the Lender from time to time and approved in writing by the Lender, which approval has not been revoked by the Lender in their sole discretion, any such notice of revocation to be given no later than ten (10) Business Days prior to its intended effective date.

“Accepted Servicing Practices” shall mean, with respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loans in the jurisdiction where the related Mortgaged Property is located.

“ALTA” means the American Land Title Association.

“Appraised Value” shall mean the value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

“Best’s” means Best’s Key Rating Guide, as the same shall be amended from time to time.

“CLTV” shall mean with respect to any Second Lien Loan, the ratio of the sum of the outstanding principal amount of the Second Lien Loan plus the outstanding principal amount of the first priority mortgage loan secured by the same Mortgaged Property to the lesser of (a) the Appraised Value of the Mortgaged Property at origination or (b) if the Mortgaged Property was purchased within six (6) months of the origination of the Mortgage Loan, the purchase price of the Mortgaged Property, which CLTV shall be calculated in accordance with the Underwriting Guidelines.

“Due Date” means the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

“Escrow Payments” means with respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

“Fannie Mae” means the Federal National Mortgage Association, or any successor thereto.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation, or any successor thereto.

Schedule 1-11

“Gross Margin” means with respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note.

“Index” means with respect to each adjustable rate Mortgage Loan, the index set forth in the related Mortgage Note for the purpose of calculating the interest rate thereon.

“Insurance Proceeds” means with respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

“Interest Rate Adjustment Date” means with respect to each adjustable rate Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

“Loan-to-Value Ratio” or “LTV” means with respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan to the lesser of (a) the Appraised Value of the Mortgaged Property at origination or (b) in the case of a purchase money mortgage loan, the purchase price of the Mortgaged Property.

“Monthly Payment” means the scheduled monthly payment of principal and interest on a Mortgage Loan as adjusted in accordance with changes in the Mortgage Interest Rate pursuant to the provisions of the Mortgage Note for an adjustable rate Mortgage Loan.

“Mortgage Interest Rate” means the annual rate of interest borne on a Mortgage Note, which shall be adjusted from time to time with respect to adjustable rate Mortgage Loans.

“Mortgage Interest Rate Cap” means with respect to an adjustable rate Mortgage Loan, the limit on each Mortgage Interest Rate adjustment as set forth in the related Mortgage Note.

“Mortgagee” means the relevant Borrower or any subsequent holder of a Mortgage Loan.

“Origination Date” shall mean, with respect to each Mortgage Loan, the date of the Mortgage Note relating to such Mortgage Loan, unless such information is not provided by the relevant Borrower with respect to such Mortgage Loan, in which case the Origination Date shall be deemed to be the date that is forty (40) days prior to the date of the first payment under the Mortgage Note relating to such Mortgage Loan.

“PMI Policy” or “Primary Insurance Policy” means a policy of primary mortgage guaranty insurance issued by a Qualified Insurer.

“Qualified Insurer” means an insurance company duly qualified as such under the laws of the states in which the Mortgaged Property is located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, and approved as an insurer by Fannie Mae and Freddie Mac and whose claims paying ability is rated in the two highest rating categories by any of the rating agencies with respect to primary mortgage insurance and in the two highest rating categories by Best’s with respect to hazard and flood insurance.

Schedule 1-12

“Servicing File” means with respect to each Mortgage Loan, the file retained by the Borrowers consisting of originals of all documents in the Mortgage File which are not delivered to a Custodian and copies of the Mortgage Loan Documents set forth in Section 2 of the Custodial Agreement.

Schedule 1-13

Exhibit A

FORM OF PROMISSORY NOTE

$350,000,000	October 21, 2004 New York, New York

FOR VALUE RECEIVED, AAMES CAPITAL CORPORATION, a California corporation (“Aames Capital”), AAMES FUNDING CORPORATION, a California corporation (“Aames Funding” and together with Aames Capital, each a “Borrower”, collectively the “Borrowers”), hereby promise to pay, jointly and severally, to the order of MORGAN STANLEY BANK (the “Lender”), at the principal office of the Lender at 2500 Lake Park Boulevard, West Valley City, Utah, 84120, in lawful money of the United States, and in immediately available funds, the principal sum of THREE HUNDRED FIFTY MILLION DOLLARS ($350,000,000) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrowers under the Loan Agreement), on the dates and in the principal amounts provided in the Loan Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Loan Agreement.

The date, amount and interest rate of each Loan made by the Lender to the Borrowers, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof; provided, that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrowers to make a payment when due of any amount owing under the Loan Agreement or hereunder in respect of the Loans made by the Lender.

This Note is the Note referred to in the Master Loan and Security Agreement, dated as of October 21, 2004 (as amended, supplemented or otherwise modified and in effect from time to time, the “Loan Agreement”) among the Borrowers and the Lender, and evidences Loans made by the Lender thereunder. Terms used but not defined in this Note have the respective meanings assigned to them in the Loan Agreement.

The Borrowers agree, jointly and severally, to pay all the Lender’s costs of collection and enforcement (including reasonable attorneys’ fees and disbursements of Lender’s counsel) in respect of this Note when incurred, including, without limitation, reasonable attorneys’ fees through appellate proceedings.

Notwithstanding the pledge of the Collateral, each Borrower hereby acknowledges, admits and agrees that the Borrowers’ obligations under this Note are recourse obligations of the Borrowers to which each Borrower pledges its full faith and credit.

Each Borrower, and any endorsers or guarantors hereof, (a) severally waive diligence, presentment, protest and demand and also notice of protest, demand, dishonor and nonpayments of this Note, (b) expressly agree that this Note, or any payment hereunder, may be extended from time to time, and consent to the acceptance of further Collateral, the release of any Collateral for this Note, the release of any party primarily or secondarily liable hereon, and (c) expressly agree that it will not be necessary for the Lender, in order to enforce payment of this Note, to first institute or exhaust the Lender’s remedies against the Borrowers or any other party liable hereon or against any Collateral for this Note. No extension of time for the payment of this Note, or any installment hereof, made by agreement by the Lender with any person now or hereafter liable for the payment of this Note, shall affect the liability under this Note of any Borrower, even if such Borrower is not a party to such agreement; provided, however, that the Lender and each Borrower, by written agreement between them, may affect the liability of such Borrower.

Any reference herein to the Lender shall be deemed to include and apply to every subsequent holder of this Note. Reference is made to the Loan Agreement for provisions concerning optional and mandatory prepayments, Collateral, acceleration and other material terms affecting this Note.

Each Borrower hereby acknowledges and agrees that such Borrower shall be jointly and severally liable to the maximum extent permitted by applicable law for all representations, warranties, covenants, obligations and indemnities of the Borrowers under the Loan Documents.

Schedule 1-2

This Note shall be governed by and construed under the laws of the State of New York whose laws each Borrower expressly elects to apply to this Note. Each Borrower agrees that any action or proceeding brought to enforce or arising out of this Note may be commenced in the Supreme Court of the State of New York, Borough of Manhattan, or in the District Court of the United States for the Southern District of New York.

AAMES CAPITAL CORPORATION

By:
Name:
Title:

AAMES FUNDING CORPORATION

By:
Name:
Title:

Schedule 1-3